SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)

                     of the Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): March 17, 1999

                        Commission File Number- 001-12143

                              AMERICA ONLINE, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                                        54-1322110
 (State or other jurisdiction of                         (I.R.S. Employer
 incorporation or organization)                         Identification No.)

               22000 AOL Way                             20166-9323
             Dulles, Virginia                            (zip code)
 (Address of principal executive offices)

       Registrant's telephone number, including area code: (703) 265-1000

Item 2. Acquisition of Assets

     This Form 8-K/A amends the Current Report on Form 8-K filed on March 26, 1999 to incorporate Item 7 (a), the Financial Statements of Business Acquired.

     On March 17, 1999, America Online, Inc. ("America Online", the "Company" or "AOL") completed the merger with Netscape Communications Corporation ("Netscape") pursuant to the terms of the previously reported Agreement and Plan of Merger, dated as of November 23, 1998 (the "Merger Agreement"), by and among America Online, a Delaware corporation, Apollo Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of America Online ("Apollo"), and Netscape, a Delaware corporation. Apollo merged with and into Netscape (the "Merger"), with Netscape surviving the merger as a wholly-owned subsidiary of America Online, effective as of March 17, 1999. Each share of Netscape common stock was converted into the right to receive 0.9 of a share of AOL common stock. The conversion ratio was determined through arm's length negotiations. The Merger Agreement is incorporated herein by reference from America Online's Current Report on Form 8-K for an event dated November 23, 1998.

     The Company exchanged approximately 95 million shares of common stock for all the outstanding common shares of Netscape. The merger was accounted for under the pooling-of-interests method of accounting and, accordingly, the accompanying financial statements and footnotes have been restated to include the operations of Netscape for all periods presented. Netscape historical results have been recast to conform to AOL's June 30 year-end. In addition, adjustments have been made to Netscape's reported revenues to conform revenue recognition policies. America Online mainly recognizes these revenues ratably over the term of the contract.

     In this Current Report on Form 8-K/A, the Company is restating its financial statements and footnotes presented in the Form 10-K for the fiscal year ended June 30, 1998 that have been impacted by the merger of Netscape. For a complete understanding of the Company's results presented herein, refer to America Online's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, Current Report on Form 8-K dated November 9, 1998 and Netscape's Form 10-K/A for the period ended October 31, 1998. For more current and additional information, refer to America Online's Quarterly Reports on Form 10-Q for fiscal year 1999 already on record for the periods ended September 30, 1998 and December 31, 1998. For additional information on the Netscape merger, refer to
Note 19 of the Notes to Supplemental Consolidated  Financial Statements.

Item 7. Financial Statements and Exhibits

(a)    Financial Statements of Businesses Acquired

     Reference is made to the financial statements listed under the heading "(a)
(1) Supplemental Consolidated Financial Statements" of Item 14 hereof, which financial statements are incorporated herein by reference in response to this
Item 7.


(c)   Exhibits

2.1 Agreement and Plan of Merger, dated as of November 23, 1998, by and among America Online, Inc., Apollo Acquisition Corp. and Netscape Communications Corporation (filed as Exhibit 2.1 to America Online's current report on Form 8-K for an event dated November 23, 1998 and incorporated herein by reference)

23       Consent of Independent Auditors

99.1 Press Release dated March 17, 1999 (filed as Exhibit 99.1 to America Online's current report on Form 8-K for an event dated March 17, 19998 and incorporated herein by reference)

Supplemental Selected Financial Data


          Selected Supplemental Consolidated Financial and Other Data

                                                      Year Ended June 30,
                                           ----------------------------------------
                                             1998     1997     1996    1995    1994
                                           -------- -------- ------- -------- ------
                                          (Amounts in millions, except per share data)
Statement of Operations Data:
Subscription services.....................   $2,183  $1,478  $1,024    $352    $102
Advertising, commerce and other ..........      541     308     111      50      17
Enterprise solutions......................      365     411     188      23       3
                                           -------- -------- ------- -------- ------
Total revenues............................    3,089   2,197   1,323     425     122

Income (loss) from operations.............     (116)   (485)     64     (41)      -
Net income (loss) (1).....................      (71)   (485)     35     (55)     (2)
Income (loss) per common share:
Net income (loss) per share-diluted.......   $(0.08) $(0.58)  $0.04  $(0.09)   $  -
Net income (loss) per share-basic.........   $(0.08) $(0.58)  $0.05  $(0.09)   $  -
Weighted average shares outstanding:
Diluted...................................      923     838     944     587     459
Basic.....................................      923     838     751     587     459

                                                        As of June 30,
                                           ----------------------------------------
                                             1998     1997    1996    1995     1994
                                           -------- -------- ------- -------- ------
                                                     (Amounts in millions)
Balance Sheet Data:
Working capital (deficiency)..............     $104    $(40)    $72     $18     $41
Total assets..............................    2,867   1,501   1,271     459     159
Total debt................................      372      52      25      24       9
Stockholders' equity......................      991     610     705     242     101
------------------

(1)  Net loss in the fiscal year ended June 30,  1998,  includes  charges of $75 million  related to mergers  and  restructurings,  $94  million  related to acquired  in-process  research and  development  and $17 million related to settlements.  Net loss in the fiscal  year ended  June 30,  1997,  includes
     charges  of  $385  million  for  the   write-off  of  deferred   subscriber
     acquisition costs, $49 million for restructuring,  $24 million for contract terminations,  $24 million for a legal settlement and $9 million related to acquired in-process research and development. Net income in the fiscal year ended  June  30,  1996,  includes  charges  of  $17  million  for  acquired in-process research and development and $8 million in merger related costs.
     Net loss in the fiscal year ended June 30,  1995,  includes  charges of $50 million for acquired in-process research and development and $2 million for merger expenses.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Fiscal 1998 Compared to Fiscal 1997

Subscription Services Revenues

     For fiscal 1998, subscription services revenues increased from $1,478 million to $2,183 million, or 48%, over fiscal 1997. This increase was comprised of an increase in AOL subscription services revenues of $637 million as well as CompuServe subscription services revenues of $88 million, which began in February 1998, partially offset by a $20 million decrease in subscription services revenues from the Company's internet service, Global Network Navigator ("GNN"), which was discontinued in fiscal 1997. The increase in AOL subscription services revenues was primarily attributable to a 39% increase in the average number of AOL North American subscribers for fiscal 1998, compared to fiscal 1997, as well as a 2.7% increase in the average monthly subscription services revenue per AOL North American subscriber. The average monthly subscription services revenue per AOL North American subscriber increased from $17.48 in fiscal 1997 to $17.95 in fiscal 1998. This increase was principally attributable to a reduction in the amount of refunds/credits issued to subscribers in fiscal 1998.

     At June 30, 1998, the Company had 12,535,000 AOL brand subscribers, including 11,237,000 in North America and 1,298,000 in the rest of the world. Also at that date, the Company had 2,071,000 CompuServe brand subscribers, including 1,029,000 in North America and 1,042,000 in the rest of world.

Advertising, Commerce and Other Revenues

     Advertising, commerce and other revenues, which consist principally of advertising and related revenues, fees associated with electronic commerce and the sale of merchandise, increased by 76%, from $308 million in fiscal 1997 to $541 million in fiscal 1998. The increase was driven primarily by more advertising on the Company's AOL service and Netcenter portal as well as an increase in electronic commerce fees. Advertising and electronic commerce fees increased by 144%, from $147 million in fiscal 1997 to $358 million in fiscal 1998. Fiscal 1998 advertising and electronic commerce revenues include revenues associated with warrants earned in connection with the Company's agreement with Tel-Save, Inc. to sell long distance service to AOL members. Additional revenues can be earned going forward based on the growth of the number of long distance subscribers and the value of the warrants earned.

Enterprise Solutions Revenues

     Enterprise solutions revenues, which consist principally of product licensing fees, technical support, consulting, and, to a lessor extent, training services decreased by 11%, from $411 million in fiscal 1997 to $365 million in fiscal 1998. The decrease was due to offering the stand-alone Netscape Navigator and Communicator browsers for free starting in January 1998 offset by an 18% increase in product sales related to server applications and consulting services.

Cost of Revenues

     Cost of revenues includes network-related costs, consisting primarily of data network costs, personnel and related costs associated with operating the data centers, data network and providing customer support, consulting, technical support/training and billing, host computer and network equipment costs, the costs of merchandise sold, royalties paid to information and service providers and royalties paid for licensed technologies. For fiscal 1998, cost of revenues increased from $1,162 million to $1,810 million, or 56%, over fiscal 1997, and increased as a percentage of total revenues from 52.9% to 58.6%.

     The increase in cost of revenues in fiscal 1998 was primarily attributable to increases in data network costs, host computer and network equipment costs and personnel and related costs associated with operating the data centers, data network, providing customer support, consulting, technical support/training and billing. Data network costs increased primarily as a result of the larger member base and more usage per member. Host computer and network equipment costs, consisting of lease, depreciation and maintenance expenses, increased as a result of additional host computer and network equipment, necessitated by the larger member base and more usage by members. Personnel and related costs associated with operating the data centers, data network, providing customer support and billing increased primarily as a result of the requirements of supporting a larger data network, a larger member base and increased subscription services revenues. Personnel and related costs associated with consulting and technical support/training increased due to providing additional customer support and professional services.

     The increase in cost of revenues as a percentage of total revenues in fiscal 1998 was primarily attributable to an increase, as a percentage of total revenues, in host computer and network equipment costs coupled with the decrease in revenues related to the high margin stand-alone Netscape Navigator and Communicator browsers partially offset by a decrease, as a percentage of total revenues, in royalties paid to information and service providers.

     The Company operates AOLnet, its TCP/IP data network, to provide network capacity to its members. The Company manages and lowers its per-hour data network costs by relying on increasing network volumes to negotiate lower costs per network hour, as well as by efficiently utilizing the network.

     Pursuant to the Purchase and Sale Agreement (the "Purchase and Sale") by and among the Company, ANS Communications, Inc. ("ANS"), a then wholly-owned subsidiary of the Company, and WorldCom, Inc. ("WorldCom"), the Company recorded a deferred network services credit on the balance sheet of $381 million, which is equivalent to the excess of the cash and the fair value of the CompuServe business received over the book value of ANS. This deferred network services credit will be amortized as a reduction of network service expense within cost of revenues on a straight-line basis over the five year term of the network services agreement entered into between the Company and WorldCom. During fiscal 1998, the Company reduced cost of revenues by approximately $32 million due to the amortization of the deferred network services credit. For additional information regarding this transaction and the deferred network services credit, see Note 9 of the Notes to Supplemental Consolidated Financial Statements.

Sales and Marketing and Write-Off of Deferred Subscriber Acquisition Costs

     Sales and marketing expenses include the costs to acquire and retain subscribers, the operating expenses associated with the sales and marketing organizations and other general marketing costs. For fiscal 1998 sales and marketing expenses increased from $608 million to $623 million, or 2%, over fiscal 1997, and decreased as a percentage of total revenues from 27.7% to 20.2%. The increase in sales and marketing expenses for fiscal 1998 was mainly attributable to an increase in Netcenter staffing and related sales commissions, partially offset by a decrease in subscriber acquisition costs. The decrease as a percent of revenues was mainly due to the decrease in subscriber acquisition costs.

     The Company made a change in the first quarter of fiscal 1997 which resulted in subscriber acquisition costs being expensed for periods subsequent to the first quarter of fiscal 1997, versus being capitalized and amortized over twenty-four months in the first quarter of fiscal 1997 and prior. As a result of the aforementioned change in accounting estimate, the balance of deferred subscriber acquisition costs as of September 30, 1996, totaling $385 million, was written off. For additional information regarding this change, refer to Note 3 of the Notes to Supplemental Consolidated Financial Statements.

     For fiscal 1998, sales and marketing expenses, before capitalization and amortization, decreased from $679 million to $623 million, or 8.2%, over fiscal 1997, and decreased as a percentage of total revenues from 30.9% to 20.2%. The decrease in sales and marketing expenses for fiscal 1998, before capitalization and amortization, was primarily attributable to a decrease in subscriber acquisition costs. The Company was able to decrease its subscriber acquisition costs primarily as a result of the improved value proposition offered by flat-rate pricing, which has resulted in improved acquisition and retention rates, as compared to rates achieved prior to flat-rate pricing.

Product Development

     Product development costs include research and development expenses and other product development costs. For fiscal 1998, product development costs increased from $195 million to $239 million, or 23%, over fiscal 1997, and decreased as a percentage of total revenues from 8.9% to 7.7%. The increase in product development costs was primarily due to an increase in personnel costs resulting from the Company's acquisitions of Actra Business Systems LLC ("Actra"), KIVA Software Corporation ("KIVA") and the online service of CompuServe (see Note 9 of the Notes to Supplemental Consolidated Financial Statements). The decrease in product development costs as a percentage of total revenues was primarily a result of the substantial growth in revenues.

General and Administrative

     For fiscal 1998, general and administrative expenses increased from $220 million to $323 million, or 47%, over fiscal 1997, and increased slightly as a percentage of total revenues from 10.0% to 10.5%. The increase in general and administrative costs for fiscal 1998, and such costs as a percentage of total revenues, was primarily attributable to higher personnel and related costs, which included compensatory stock option and other charges primarily related to the sale of ANS, as well as increases in professional fees, principally related to legal matters.

Amortization of Goodwill and Other Intangible Assets

     Amortization of goodwill and other intangible assets increased to $24 million in fiscal 1998 from $6 million in fiscal 1997. The increase in amortization expense in fiscal 1998 is primarily attributable to goodwill associated with the acquisitions of CompuServe in January 1998, DigitalStyle Corporation ("DigitalStyle") and Portola Communications, Inc. ("Portola") in June 1997, and Actra in December 1997, as well as purchases of various companies made by the Company in late fiscal 1997 and early fiscal 1998, partially offset by a decrease in goodwill amortization resulting from the disposition of ANS in January 1998 and the shutdown of GNN in the Company's fiscal 1997 restructuring.

Acquired In-Process Research and Development

     The Company incurred a total of $94 million in acquired in-process research and development charges in fiscal 1998 related to the acquisitions of Mirabilis, Ltd. ("Mirabilis"), Actra, Personal Library Software, Inc. ("PLS") and NetChannel, Inc. ("NetChannel").

     In June 1998, the Company acquired the assets, including the developmental ICQ instant communications and chat technology, and assumed certain liabilities of Mirabilis. The ICQ technology is an enabling technology for online communication. At the date of acquisition, Mirabilis reported 12 million registered trial users of which approximately half were active. The Company paid $287 million in cash and may pay up to $120 million in additional contingent purchase payments based on future performance levels. Prior to finalizing the accounting for this acquisition, the Company consulted with the Securities and Exchange Commission ("SEC"). The Company has concluded these discussions and believes that the accounting for this acquisition is in accordance with the SEC's position. The Company's Supplemental Consolidated Statements of Operations reflect a one-time write-off of the amount of purchase price allocated to in-process research and development of $60 million.

     The Company allocated the excess purchase price over the fair value of net tangible assets acquired to identified intangible assets. In performing this allocation, the Company considered, among other factors, the attrition rate of the active users of the technology at the date of acquisition (estimated to be similar to the rate experienced by the AOL service) and the research and development projects in-process at the date of acquisition. With regard to the in-process research and development projects, the Company considered, among other factors, the stage of development of each project at the time of acquisition, the importance of each project to the overall development plan, and the projected incremental cash flows from the projects when completed and any associated risks. Associated risks include the inherent difficulties and uncertainties in completing each project and thereby achieving technological feasibility and risks related to the impact of potential changes in future target markets.

     The Company intends to incur in excess of $15 million, related primarily to salaries, to develop the in-process technology into commercially viable products over the next two years. Remaining development efforts are focused on addressing security issues, architecture stability and electronic commerce capabilities, and completion of these projects will be necessary before revenues are produced. The Company expects to begin to benefit from the purchased in-process research and development by its fiscal year 2000. If these projects are not successfully developed, the Company may not realize the value assigned to the in-process research and development projects. In addition, the value of the other acquired intangible assets may also become impaired.

     The Company  acquired  Actra,  a developer  of  commerce  applications  for conducting business-to-business and business-to-consumer commerce on the internet in December 1997, PLS, a developer of information indexing and search technologies in January 1998 and NetChannel, a web-enhanced television company, in June 1998. These transactions were accounted for under the purchase method of accounting. In connection with the purchase of Actra, the Company recorded charges for acquired in-process research and development of $14 million. In connection with the purchases of PLS and NetChannel, the Company recorded charges for acquired in-process research and development in fiscal 1998 of $10 million related to each acquisition.

     The Company incurred a total of $9 million ($5 million and $4 million, respectively) in acquired in-process research and development charges in fiscal 1997 related to the acquisitions of Portola and DigitalStyle in June 1997.

     The technology, market and development risk factors discussed above for the Mirabilis acquisition are also relevant and should be considered with regard to the acquisitions of Actra, PLS, NetChannel, Portola and DigitalStyle.

Merger, Restructuring and Contract Termination Charges

     In connection with a restructuring plan adopted in the third quarter of fiscal 1998, the Company recorded a $35 million restructuring charge associated with the restructuring of its AOL Studios brand group. The restructuring included the exiting of certain business activities, the termination of approximately 160 employees and the shutdown of certain subsidiaries and facilities.

     At the end of the second and beginning of the third quarters of fiscal 1998, the Company recorded a $35 million restructuring charge related to the implementation of certain restructuring actions mainly related to the Enterprise organization. These actions were aimed at reducing its cost structure, improving its competitiveness, and restoring sustainable profitability. The restructuring plan resulted from decreased demand for certain Enterprise products and the adoption of a new strategic direction. The restructuring included a reduction in the workforce (approximately 400 employees), the closure of certain facilities, the write-off of non-performing operating assets, and third-party royalty payment obligations relating to canceled contracts.

     In the fiscal year ended 1998, the Company recognized merger costs of $6 million related to the acquisition of Kiva consisting mainly of investment banking, legal and accounting services.

     In connection with a restructuring plan adopted in the second quarter of fiscal 1997, the Company recorded a $49 million restructuring charge associated with the Company's change in business model, the reorganization of the Company into three operating units, the termination of approximately 300 employees and the shutdown of certain operating divisions and subsidiaries. As of the first quarter of fiscal 1998, substantially all of the restructuring activities had been completed and the Company reversed $1 million of the original restructuring accrual in the first quarter of fiscal 1998.

     In the third quarter of fiscal 1997, the Company recorded a contract termination charge of $24 million, which consists of unconditional payments associated with terminating certain information provider contracts, which became uneconomic as a result of the Company's introduction of flat-rate pricing in December 1996.

     Refer to Notes 4, 5 and 9 of the Notes to Supplemental Consolidated Financial Statements for further information related to the restructurings, contract terminations and merger costs.

Settlement Charges

     In fiscal 1998, the Company recorded a net settlement charge of $18 million in connection with the settlement of the Orman v. America Online, Inc. class action lawsuit filed in U.S. District Court for the Eastern District of Virginia alleging violations of federal securities laws between August 1995 and October 1996. The settlement is subject to final documentation and court approval. Included in the net settlement charge is an estimate of $17 million in insurance receipts.

     In fiscal 1997, the Company recorded a settlement charge of $24 million in connection with a legal settlement reached with various State Attorneys General and a preliminary legal settlement reached with various class action plaintiffs, to resolve potential claims arising out of the Company's introduction of flat-rate pricing and its representation that it would provide unlimited access to subscribers. Pursuant to these settlements, the Company agreed to make payments to subscribers, according to their usage of the AOL service, who may have been injured by their reliance on the Company's claim of unlimited access. These payments do not represent refunds of online service revenues, but are rather the compromise and settlement of allegations that the Company's advertising of unlimited access under its flat-rate pricing plan violated consumer protection laws. In the first quarter of fiscal 1998, the Company revised its estimate of the total liability associated with these matters, and reversed $1 million of the original settlement accrual.

Other Income, net

     Other income, net consists primarily of investment income and non-operating gains net of interest expense and non-operating charges. The Company had other income of $29 million and $10 million in fiscal 1998 and fiscal 1997, respectively. The increase in other income in fiscal 1998 was primarily attributable to the sale of certain available-for-sale securities and increases in net interest income partially offset by decreases in the allocation of losses to minority shareholders and increases in non-operating losses related to various investments.

(Provision) Benefit for Income Taxes

     The (provision) benefit for income taxes was $16 and $(10) million in fiscal 1998 and fiscal 1997, respectively. During 1998 the Company realized income subject to tax under accounting principles. However, unrecognized tax benefits from fiscal 1997 were available to reduce the tax expense. For additional information regarding income taxes, refer to Note 15 of the Notes to Supplemental Consolidated Financial Statements.

Fiscal 1997 Compared to Fiscal 1996

Subscription Services Revenues

     For fiscal 1997, subscription services revenues increased from $1,024 million to $1,478 million, or 44%, over fiscal 1996. This increase was primarily attributable to a 53% increase in the quarterly average number of AOL North American subscribers for fiscal 1997, compared to fiscal 1996, offset by a 5.8% decrease in the average monthly subscription services revenue per AOL North American subscriber. The average monthly subscription services revenue per AOL North American subscriber decreased from $18.55 in fiscal 1996 to $17.48 in fiscal 1997. This decrease was principally attributable to the availability of the Value Plan from July 1996 through November 1996, and the Flat-Rate Plan beginning in December 1996.

Advertising, Commerce and Other Revenues

     Advertising, commerce and other revenues increased by 177%, from $111 million in fiscal 1996 to $308 million in fiscal 1997. This increase was primarily attributable to more advertising on the Company's service and Netcenter portal, an increase in electronic commerce fees and an increase in merchandise sales. Advertising and electronic commerce fees increased by 635%, from $20 million in fiscal 1996 to $147 million in fiscal 1997. Merchandise sales increased by 153%, from $43 million in fiscal 1996 to $109 million in fiscal 1997, reflecting the impact of an expanded number of products offered for sale to the Company's larger membership base.

     The Company entered into a 40-month electronic commerce agreement in February 1997 (the "Agreement") with Tel-Save. Under the terms of the Agreement, the Company received $100 million in cash and warrants valued at $20 million (the "minimum contract value") as consideration related to a Tel-Save product offering to the Company's subscribers. The Agreement also contains a revenue-sharing arrangement that, based upon subscriber usage levels of the Tel-Save product offering, provides the Company with an opportunity to earn in excess of the $120 million minimum contract value. The Company recognized $24 million in advertising, commerce and other revenues during fiscal year 1997 pursuant to the Agreement. During fiscal year 1998, the Company entered into several amendments of this contract with Tel-Save. These Amendments extended the term of the contract and expanded the level of marketing services performed by the Company, in exchange for additional cash and warrants.

Enterprise Solutions Revenues

     Enterprise solutions revenues increased 119% from $188 million in fiscal 1996 to $411 million in fiscal 1997. The increase is mainly attributable to an increased product line, increased unit shipments of existing products and general growth in the internet-related software products in the corporate environment.

Cost of Revenues

     For fiscal 1997, cost of revenues increased from $696 million to $1,162 million, or 67%, over fiscal 1996, and increased slightly as a percentage of total revenues from 52.6% to 52.9%.

     The increase in cost of revenues was primarily attributable to an increase in data network costs, host computer and network equipment costs, personnel and related costs associated with operating the data centers, data network and providing customer support, consulting, technical support/training and billing, the costs of merchandise sold, royalties paid to information and service providers and royalties paid for licensed technologies. Data network costs increased primarily as a result of the larger member base and more usage per member. Host computer and network equipment costs increased primarily as a result of additional equipment added to support customer growth. Personnel and related costs were higher primarily due to customer support costs, which increased as a result of the larger member base and network access problems encountered by subscribers upon the introduction of the Flat-Rate Plan. The costs of merchandise sold increased as a result of an increase in merchandise revenues. Royalties paid to information and service providers increased as a result of a larger customer base and more usage and the Company's addition of more service content to broaden the appeal of the AOL service.

     The increase in cost of revenues as a percentage of total revenues was primarily attributable to increases in leased equipment costs, the costs of merchandise sold and product development amortization expense. The aforementioned increase was mostly offset by a decrease in data network costs resulting from a lower cost per hour, due to a higher percentage of the Company's data traffic being carried on AOLnet and the substantial growth in higher margin revenue streams.

Sales and Marketing and Write-Off of Deferred Subscriber Acquisition Costs

     For fiscal 1997, sales and marketing expenses increased from $297 million to $608 million, or 105%, over fiscal 1996, and increased as a percentage of total revenues from 22.4% to 27.7%.

     The increase in sales and marketing expenses was primarily attributable to an increase in subscriber acquisition costs, which was impacted by a change in accounting estimate at September 30, 1996, that resulted in subscriber acquisition costs being currently expensed for periods subsequent to the first quarter of fiscal 1997, versus being capitalized and amortized over twenty-four months in fiscal 1996 and in the first quarter of fiscal 1997. In addition, sales and marketing expenses increased as a result of the continued expansion of the Enterprise sales organizations including the costs of opening new sales offices, increased commissions on increased revenues and continued investment in sales and marketing capabilities in Europe and Asia Pacific. The increase in sales and marketing expenses as a percentage of total revenues was primarily attributable to increases in subscriber acquisition costs and general marketing costs, which include telemarketing and personnel and the expansion of the Enterprise sales organizations. As a result of the aforementioned change in accounting estimate, the balance of deferred subscriber acquisition costs as of September 30, 1996, totaling $385 million, was written off. For additional information regarding this change, refer to Note 3 of the Notes to Supplemental Consolidated Financial Statements.

     For fiscal 1997, sales and marketing expenses, before capitalization and amortization, increased from $534 million to $679 million, or 27%, over fiscal 1996, and decreased as a percentage of total revenues from 40.4% to 30.9%. The increase in sales and marketing expenses, before capitalization and amortization, was primarily attributable to an increase in general marketing costs, including telemarketing and personnel. The decrease in sales and marketing expenses as a percentage of total revenues, before capitalization and amortization, was primarily the result of a slight decrease in subscriber acquisition costs, before capitalization and amortization, combined with the substantial growth in revenues.

Product Development

     For fiscal 1997, product development costs increased from $110 million to $195 million, or 77%, over fiscal 1996, and increased as a percentage of total revenues from 8.3% to 8.9%. The increase in product development costs, and such costs as a percentage of total revenues, was primarily due to an increase in personnel costs related to an increase in the number of technical employees to support and expand the various product offerings.

General and Administrative

     For fiscal 1997, general and administrative costs increased from $124 million to $220 million, or 77%, over fiscal 1996, and increased as a percentage of total revenues from 9.4% to 10.0%. The increase in general and administrative costs, and such costs as a percentage of total revenues, was principally attributable to higher office-related and personnel expenses, as a result of an increase in the number of employees and expansion of the Company's operations. The increase in office-related and personnel expenses included costs associated with certain subsidiaries that were present in fiscal 1997 only, including Digital City, Inc. and Imagination Network, Inc. (doing business as WorldPlay Entertainment, "WorldPlay").

Amortization of Goodwill and Other Intangible Assets

     Amortization of goodwill and other intangible assets decreased to $6 million in fiscal 1997 from $7 million in fiscal 1996. The decrease is primarily attributable to a write-off of the goodwill associated with GNN, partially offset by goodwill associated with various purchases made by the Company, including WorldPlay, which occurred in fiscal 1997. In connection with the fiscal 1997 restructuring charge (see Note 4 of the Notes to Supplemental Consolidated Financial Statements), the Company wrote off approximately $8 million of capitalized goodwill associated with GNN.

Acquired In-Process Research and Development

     The Company incurred a total of $9 million ($5 million and $4 million, respectively) in acquired in-process research and development charges in fiscal 1997 related to the acquisitions of Portola and DigitalStyle in June 1997.

     Acquired in-process research and development costs, totaling $17 million in fiscal 1996, related to in-process research and development purchased pursuant to the Company's acquisition of Ubique, Ltd. ("Ubique") in September 1995.

Merger, Restructuring and Contract Termination Charges

     In connection with a restructuring plan adopted in the second quarter of fiscal 1997, the Company recorded a $49 million restructuring charge associated with the Company's change in business model, the reorganization of the Company into three operating units, the termination of approximately 300 employees and the shutdown of certain operating divisions and subsidiaries. As of September 30, 1997, substantially all of the restructuring activities had been completed and the Company reversed $1 million of the original restructuring accrual in the first quarter of fiscal 1998.

     In fiscal 1997, the Company recorded a contract termination charge of $24 million, which consists of unconditional payments associated with terminating certain information provider contracts, which became uneconomic as a result of the Company's introduction of flat-rate pricing in December 1996.

     In fiscal 1996, the Company recognized merger costs totaling $8 million related to the acquisitions of InSoft, Inc. ("InSoft"), Collabra Software, Inc. ("Collabra"), Netcode Corporation ("Netcode") and Paper Software, Inc. ("Paper") consisting mainly of investment banking, legal and accounting services. Refer to Notes 4, 5 and 9 of the Notes to Supplemental Consolidated Financial Statements for further information related to the restructurings, contract terminations and merger costs.

Settlement Charge

     In fiscal 1997, the Company recorded a settlement charge of $24 million in connection with a legal settlement reached with various State Attorneys General and a preliminary legal settlement reached with various class action plaintiffs, to resolve potential claims arising out of the Company's introduction of flat-rate pricing and its representation that it would provide unlimited access to subscribers. Pursuant to these settlements, the Company agreed to make payments to subscribers, according to their usage of the AOL service, who may have been injured by their reliance on the Company's claim of unlimited access. These payments do not represent refunds of online service revenues, but are rather the compromise and settlement of allegations that the Company's advertising of unlimited access under its flat-rate pricing plan violated consumer protection laws.

Other Income, net

     The Company had other income, net of $10 million in fiscal 1997 and $5 million in fiscal 1996. The change in other income, net was primarily attributable to the allocation of losses to minority shareholders in fiscal 1997 and a charge in fiscal 1996 for the settlement of a class action lawsuit, partially offset by an increase in fiscal 1997 of non-operating losses related to various investments.

Provision for Income Taxes

     The provision for income taxes was $10 and $34 million in fiscal 1997 and fiscal 1996. For additional information regarding income taxes, refer to Note 15 of the Notes to Supplemental Consolidated Financial Statements.

Liquidity and Capital Resources

     The Company has financed its operations through cash generated from operations, the sale of its capital stock and the sale of convertible notes. The Company has financed its investments in facilities and telecommunications equipment principally through leasing. Net cash provided by operating activities was $437 million, $131 million and $2 million in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Net cash used in investing activities was $527 million, $394 million and $261 million in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Included in investing activities for fiscal 1998 was $383 million for the purchase of property and equipment, $303 million in payments for the acquisitions of Mirabilis and NetChannel and net proceeds of $207 million from the Company's acquisition of CompuServe and disposition of ANS. Net cash provided by financing activities was $571 million, $277 million and $373 million in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Included in financing activities for fiscal 1998 were $342 million in proceeds from convertible notes issued and sold in November 1997 (see below), $28 million in proceeds from other notes payable, and $131 million in proceeds from the sale of common stock pursuant to employee stock option and stock purchase plans. Included in financing activities for fiscal 1997 and 1996 was approximately $158 million and $140 million, respectively, in proceeds from public stock offerings of common stock.

     At June 30, 1998, the Company had working capital of $104 million, compared to a working capital deficiency of $40 million at June 30, 1997. Current assets increased by $549 million, from $709 million at June 30, 1997 to $1,258 million at June 30, 1998, while current liabilities increased by $405 million, from $749 million to $1,154 million, over this same period. The increase in current assets was primarily attributable to an increase in cash and cash equivalents and short-term investments resulting from cash generated by operations and the other activities described above. The change in current liabilities was due to increases in other accrued expenses and liabilities, primarily related to an increase in accrued telecommunications costs, as well an increase in deferred subscriber and advertising and commerce revenues, and the deferred network services credit arising from the WorldCom Purchase and Sale transactions. The Company also has available, to meet its working capital needs, a $200 million secured revolving credit facility with no amounts outstanding as of June 30, 1998.

     During July 1998, the Company further improved its cash and working capital balances as a result of a public offering of common stock. The Company sold 21,560,000 shares of common stock and raised a total of $550 million in new equity. In November 1997, the Company sold $350 million of 4% Convertible Subordinated Notes due November 15, 2002 (the "Notes"). The Notes are convertible into the Company's common stock at a conversion rate of 76.63572 shares of common stock for each $1,000 principal amount of the Notes (equivalent to a conversion price of $13.04844 per share), subject to adjustment in certain events. Interest on the Notes is payable semiannually on May 15 and November 15 of each year, commencing on May 15, 1998. The Notes may be redeemed at the option of the Company on or after November 14, 2000, in whole or in part, at the redemption prices set forth in the Notes.

     On January 31, 1998, the Company consummated the Purchase and Sale pursuant to which the Company transferred to WorldCom all of the issued and outstanding capital stock of ANS in exchange for the online services business of CompuServe, which was acquired by WorldCom shortly before the consummation of the Purchase and Sale, and $147 million in cash (excluding $15 million in cash received as part of the CompuServe online services business and after purchase price adjustments made at closing). Immediately after the consummation of the Purchase and Sale, the Company's European partner, Bertelsmann AG, paid $75 million to the Company for a 50% interest in a newly created joint venture to operate the CompuServe European online service. Each company invested an additional $25 million in cash in this joint venture. The Company generated $207 million in net cash as a result of the aforementioned transactions.

     In June 1998, the Company purchased Mirabilis for $287 million in cash (and contingent purchase price payments of up to $120 million) and NetChannel for $16 million in cash. For additional information regarding these acquisitions, see
Note 9 of the Notes to Supplemental Consolidated Financial Statements.

     The Company enters into multiple-year data communications agreements in order to support AOLnet. In connection with those agreements, the Company may commit to purchase certain minimum data communications services. Should the Company not require the delivery of such minimums, the Company's per hour data communications costs may increase. For additional information regarding the Company's commitments, see Note 12 of the Notes to Supplemental Consolidated Financial Statements.

     In May 1996, the Company entered into a joint venture with Mitsui & Co., ("Mitsui") and Nihon Keizai Shimbun, Inc. ("Nikkei") to offer interactive online services in Japan. In connection with the agreement, the Company received approximately $28 million through the sale of convertible preferred stock to Mitsui. The preferred stock had an aggregate liquidation preference of approximately $28 million and accrued dividends at a rate of 4% per annum. Accrued dividends could be paid in the form of additional shares of preferred stock. During May 1998, the preferred stock, together with accrued but unpaid dividends, was converted into 1,568,000 shares of common stock based on the fair market value of common stock at the time of conversion.

     The Company leases the majority of its facilities and equipment under non-cancelable operating leases, and is building AOLnet, its data communications network, as well as expanding its data center capacity. The buildout of AOLnet and the expansion of data center capacity requires a substantial investment in telecommunications and server equipment, as well as facilities. The Company plans to continue making significant investments in these areas. The Company is funding these investments, which are anticipated to total approximately $700 million in fiscal 1999, through a combination of leases, debt financing and cash purchases.

     The Company uses its working capital to finance ongoing operations and to fund marketing and the development of its products and services. The Company plans to continue to invest in subscriber acquisition, retention and brand marketing to expand its subscriber base, as well as in network, computing and support infrastructure. Additionally, the Company expects to use a portion of its cash for the acquisition and subsequent funding of technologies, content, products or businesses complementary to the Company's current business. The Company anticipates that available cash and cash provided by operating activities will be sufficient to fund its operations for the next twelve months.

Year 2000 Compliance

     America Online utilizes a significant number of computer software programs and operating systems across its entire organization, including applications used in operating its online services and Web sites, the proprietary software of the AOL and CompuServe services, Netscape software products, member and customer services, network access, content providers, joint ventures and various administrative and billing functions. To the extent that these applications contain source codes that are unable to appropriately interpret the upcoming calendar year 2000, some level of modification, or even possibly replacement may be necessary.

     In 1997, America Online appointed a Year 2000 Task Force to perform an audit to assess the scope of America Online's risks and bring its applications into compliance. This Task Force is undertaking its assessment of America Online's company-wide compliance and is overseeing testing. America Online's system hardware components, client and host software, current versions of Netscape software products and corporate business and information systems are currently undergoing review and testing. To date, America Online has experienced very few problems related to Year 2000 testing, and the problems that have been identified are in the process of being fixed.

     The Company intends to make Year 2000 compliant certain versions of the client software for the AOL service and the CompuServe service that are available on the Windows and Macintosh operating systems, as well as versions of Netscape software products that are currently shipped. These versions of the software incorporate proprietary software and third-party component software that may not be Year 2000 compliant, and testing continues. A patch or upgrade may be required for members or customers using some of these versions to achieve Year 2000 compliance. Over the coming months, the Company will be working to obtain and make available any required patches or upgrades at no cost to members of the online services and to communicate their availability. The Company also will make available at no additional cost to customers any required patch to the versions of Netscape software products currently being shipped to customers and communicate their availability. In addition, the Company will be encouraging members and customers to upgrade to versions of the software that are expected to be Year 2000 compliant, if they have not already done so.

     In addition, America Online is continuing to gather information from its vendors, joint venture partners and content partners about their progress in identifying and addressing problems that their computer systems may face in correctly processing date information related to the Year 2000. America Online intends to continue its efforts to seek reassurances regarding the Year 2000 compliance of vendors, joint venture partners and content partners. In the event any third parties cannot timely provide America Online with content, products, services or systems that meet the Year 2000 requirements, the content on America Online's services, access to America Online's services, the ability to offer products and services and the ability to process sales could be materially adversely affected.

     The costs incurred through March 1999 to address Year 2000 compliance were approximately $7 million. America Online currently estimates it will incur a total of approximately $20 million in costs to support its compliance initiatives. America Online cannot predict the outcome of its Year 2000 program, whether third party systems are or will be Year 2000 compliant, the costs required to address the Year 2000 issue, or whether a failure to achieve substantial Year 2000 compliance will have a material adverse effect on America Online's business, financial condition or results of operations. Failure to achieve Year 2000 compliance could result in interruptions in the work of its employees, the inability of members and customers to access the Company's online services and Web sites or errors and defects in the Netscape products. This, in turn, may result in the loss of subscription services revenue, advertising and commerce revenue or enterprise solution revenue, the inability to deliver minimum guaranteed levels of traffic, diversion of development resources, or increased service and warranty costs. Occurrence of any of these may also result in additional remedial costs and damage to reputation.

     America Online is in the process of developing a contingency plan to address possible risks to its systems. It is America Online's intention to implement its contingency plan no later than July 1999.

 Quantitative and Qualitative Disclosures about Market Risk

     The Company is exposed to immaterial levels of market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. The Company does not enter into derivatives or other financial instruments for trading or speculative purposes. The Company only enters into financial instruments to manage and reduce the impact of changes in foreign currency exchange rates. In June 1998, the Company initiated hedging activities to mitigate the impact on intercompany balances of changes in foreign exchange rates. The Company is using foreign currency forward exchange contracts as a vehicle for hedging these intercompany balances. A foreign currency forward exchange contract obligates the Company to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates and to make or receive an equivalent U.S. dollar payment equal to the value of such exchange. For these contracts that are designated and effective as hedges, realized and unrealized gains and losses resulting from changes in the spot exchange rate (including those from open, matured, and terminated contracts) are included in other income, and net discounts or premiums (the difference between the spot exchange rate and the forward exchange rate at inception of the contract) are also accreted or amortized to other income, over the life of each contract, using the straight-line method. These gains and losses offset gains and losses on intercompany balances, which are also included in other income. The related amounts due to or from counterparties are included in other assets or other liabilities. In general, these foreign currency forward exchange contracts mature in three months or less. The estimated fair value of the contracts are immaterial due to their short-term nature.

 Supplemental Consolidated Financial Statements


                              AMERICA ONLINE, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                Year ended June 30,
                                                                              -----------------------
                                                                                1998    1997    1996
                                                                              ------- -------- ------
                                                                               (Amounts in millions,
                                                                               except per share data)
Revenues:
Subscription services...................................                      $2,183   $1,478 $1,024
Advertising, commerce and other.........................                         541      308    111
Enterprise solutions....................................                         365      411    188
                                                                              ------- -------- ------
Total revenues..........................................                       3,089    2,197  1,323

Costs and expenses:
Cost of revenues........................................                       1,810    1,162    696
Sales and marketing
   Sales and marketing..................................                         623      608    297
   Write-off of deferred subscriber acquisition costs...                           -      385      -
Product development.....................................                         239      195    110
General and administrative..............................                         323      220    124
Amortization of goodwill and other intangible assets....                          24        6      7
Acquired in-process research and development............                          94        9     17
Merger, restructuring and contract termination charges..                          75       73      8
Settlement charges......................................                          17       24      -
                                                                              ------- -------- ------
Total costs and expenses................................                       3,205    2,682  1,259

Income (loss) from operations...........................                        (116)    (485)    64
Other income, net.......................................                          29       10      5
                                                                              ------- -------- ------
Income (loss) before provision for income taxes.........                         (87)    (475)    69
(Provision) benefit for income taxes....................                          16      (10)   (34)
                                                                              ------- -------- ------
Net income (loss).......................................                        $(71)   $(485)   $35
                                                                              ======= ======== ======

Earnings (loss) per share:
Earnings (loss) per share-diluted.......................                      $(0.08)  $(0.58) $0.04
Earnings (loss) per share-basic.........................                      $(0.08)  $(0.58) $0.05
Weighted average shares outstanding-diluted.............                         923      838    944
Weighted average shares outstanding-basic...............                         923      838    751


                             See accompanying notes.


                              AMERICA ONLINE, INC.
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS


                                                                                             June 30,
                                                                                         ----------------
                                                                                            1998    1997
                                                                                         --------- ------
                                                                                            (Amounts in
                                                                                         millions, except
                                              ASSETS                                        share data)
Current assets:
Cash and cash equivalents...............................................................      $672   $191
Short-term investments..................................................................       146    112
Trade accounts receivable, less allowances of $34 and $23, respectively.................       192    230
Other receivables.......................................................................        92     26
Deferred tax assets.....................................................................        43     25
Prepaid expenses and other current assets...............................................       113    125
                                                                                         --------- ------
Total current assets....................................................................     1,258    709

Property and equipment at cost, net.....................................................       502    344

Other assets:
Investments including available-for-sale securities.....................................       531    187
Restricted cash.........................................................................         -     50
Product development costs, net..........................................................        88     73
Goodwill and other intangible assets, net...............................................       471    109
Other assets............................................................................        17     29
                                                                                          --------- -----
                                                                                            $2,867 $1,501
                                                                                            ====== ======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable...................................................................      $119   $105
Other accrued expenses and liabilities...................................................       461    324
Deferred revenue.........................................................................       419    279
Accrued personnel costs..................................................................        79     41
Deferred network services credit.........................................................        76      -
                                                                                             ------- ------
Total current liabilities................................................................     1,154    749

Long-term liabilities:
Notes payable............................................................................       372     52
Deferred revenue.........................................................................        71     86
Other liabilities........................................................................         6      4
Deferred network services credit.........................................................       273      -
                                                                                             ------- ------
Total liabilities........................................................................     1,876    891

Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized, 0 and 1,000 shares issued
and outstanding at June 30, 1998 and 1997, respectively................................           -      -
Common stock, $.01 par value; 1,800,000,000 shares authorized, 969,340,398 and
888,039,588 shares issued and outstanding at June 30, 1998 and 1997, respectively......          10      9
Additional paid-in capital.............................................................       1,424  1,094
Unrealized gain on available-for-sale securities.......................................         144     19
Accumulated deficit....................................................................        (587)  (512)
                                                                                             ------- ------
Total stockholders' equity.............................................................         991    610
                                                                                             ------- ------
                                                                                             $2,867 $1,501
                                                                                             ======= ======

                             See accompanying notes.


                              AMERICA ONLINE, INC.
     SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                    Unrealized
                                                                                                     gain on
                                                  Preferred stock    Common stock      Additional   available-
                                                  --------------- ------------------    Paid-in      for-sale     Accumulated
                                                   Shares   Amount  Shares      Amount  Capital     securities      deficit    Total
                                                  --------  ------  --------    ------  ----------  ------------  -----------  -----
                                                                 (Amounts in millions, except share data)
Balances at June 30, 1995.....                           -     $-   654,236,114    $6     $297          $-           $(62)     $241
Common stock issued:

Exercise of options, warrants and ESPP............       -      -    84,801,764     1      195           -              -       196
Business acquisitions.............................       -      -     7,323,589     -       22           -              -        22
Sale of stock, net................................       -      -    74,371,999     1      148           -              -       149
Sale of preferred stock, net......................   1,000      -             -     -       28           -              -        28
Amortization of compensatory stock options........       -      -             -     -        2           -              -         2
Unrealized gain on available-for-sale securities         -      -             -     -        -           2              -         2
Tax benefit related to stock options..............       -      -             -     -       32           -              -        32
Net income........................................       -      -             -     -        -           -             35        35
                                                    ------   ----   -----------  ----  -------     ------------    --------   ------
Balances at June 30, 1996.........................   1,000      -   820,733,466     8      724           2            (27)      707
Common stock issued:
Exercise of options and ESPP......................       -      -    58,329,319     1       93           -              -        94
Business acquisitions.............................       -      -     6,195,803     -       82           -              -        82
Sale of stock, net................................       -      -     2,781,000     -      157           -              -       157
Amortization of compensatory stock options........       -      -             -     -        2           -              -         2
Unrealized gain on available-for-sale securities..       -      -             -     -       11          17              -        28
Tax benefit related to stock options..............       -      -             -     -       25           -              -        25
Net loss..........................................       -      -             -     -        -           -           (485)     (485)
                                                    ------   ----   -----------  ----  -------     ------------    --------   ------

Balances at June 30, 1997.........................   1,000      -   888,039,588     9    1,094          19           (512)      610
Effect of pooling restatement.....................       -      -     1,380,428     -        8           -             (4)        4
Common stock issued:
Exercise of options and ESPP......................       -      -    75,321,933     1      133           -              -       134
Business acquisitions.............................       -      -     3,030,449     -       80           -              -        80
Amortization of compensatory stock options........       -      -             -     -       33           -              -        33
Unrealized gain on available-for-sale securities..       -      -             -     -       78         125              -       203
Conversion of preferred stock to common stock.....  (1,000)     -     1,568,000     -        -           -              -         -
Tax expense related to stock options..............       -      -             -     -       (2)          -              -       (2)
Net loss..........................................       -      -             -     -        -           -            (71)     (71)
                                                   --------  ----   -----------  ----  -------     ------------    --------   -----
Balances at June 30, 1998.........................      -      $-   969,340,398   $10   $1,424        $144         $ (587)     $991
                                                   ========  ====   ===========  ====  =======     ============    ========   =====

                             See accompanying notes.


                              AMERICA ONLINE, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         Year ended June 30,
                                                                                        ---------------------
                                                                                         1998    1997   1996
                                                                                        ------ ------- ------
                                                                                        (Amounts in millions)
Cash flows from operating activities:
Net income (loss)......................................................................  $(71)  $(485)   $35
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write-off of deferred subscriber acquisition costs.....................................     -     385      -
Non-cash restructuring charges.........................................................    32      22      -
Depreciation and amortization..........................................................   188      93     42
Amortization of deferred network services credit.......................................   (32)      -      -
Charge for acquired in-process research and development................................    94       9     17
Compensatory stock options.............................................................    32       2      2
Deferred income taxes..................................................................   (18)     (1)    33
Gain on sale of investments............................................................   (27)      -     (2)
Amortization of subscriber acquisition costs...........................................     -      59    126
Changes in assets and liabilities, net of the effects of acquisitions and dispositions:
  Trade accounts receivable............................................................    78    (122)   (65)
  Other receivables....................................................................   (67)      2    (12)
  Prepaid expenses and other current assets............................................    28     (50)   (50)
  Deferred subscriber acquisition costs................................................     -    (130)  (363)
  Other assets.........................................................................    (5)    (15)   (14)
  Investments including available-for-sale securities..................................   (40)    (30)     5
  Accrued expenses and other current liabilities.......................................   141     130    182
  Deferred revenue and other liabilities...............................................   104     262     66
                                                                                        ------ ------- ------
Total adjustments......................................................................   508     616    (33)
                                                                                        ------ ------- ------
Net cash provided by operating activities....................................             437     131      2

Cash flows from investing activities:
Purchase of property and equipment.....................................................  (383)   (230)  (115)
Product development costs..............................................................   (51)    (57)   (33)
Proceeds from sale of investments......................................................    87      26    110
Purchase of investments, including available-for-sale securities........................ (166)   (208)  (256)
Maturity of investments................................................................   103      83     32
Net (payments) proceeds for acquisitions/dispositions of subsidiaries..................   (96)      3      -
Other investing activities.............................................................   (21)    (11)     1
                                                                                        ------ ------- ------
Net cash used in investing activities..................................................  (527)   (394)  (261)

Cash flows from financing activities:
Proceeds from issuance of common and preferred stock, net..............................   131     278    374
Proceeds from sale and leaseback of property and equipment.............................    70      20      -
Principal and accrued interest payments on line of credit and debt.....................    (1)    (22)    (4)
Proceeds from line of credit and issuance of debt......................................   371       1      3
                                                                                        ------ ------- ------
Net cash provided by financing activities..............................................   571     277    373
                                                                                        ------ ------- ------
Net increase in cash and cash equivalents..............................................   481      14    114
Cash and cash equivalents at beginning of year.........................................   191     177     63
                                                                                        ------ ------- ------
Cash and cash equivalents at end of year...............................................  $672    $191   $177
                                                                                        ====== ======= ======
Supplemental cash flow information
Cash paid during the year for:
Interest...............................................................................   $10      $2     $2


                             See accompanying notes.

                              AMERICA ONLINE, INC.
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Note 1. Organization

     America Online, Inc. (the "Company") was incorporated in the State of Delaware in May 1985. The Company, based in Dulles, Virginia, is the world leader in interactive services, Web brands, Internet technologies, and E-commerce services. America Online, Inc. operates: two worldwide Internet services, the AOL service, with more than 17 million members, and the CompuServe service, with approximately 2 million members; several leading Internet brands including Digital City, Inc.; Netcenter, ICQ and AOL.com portals; and the Netscape Navigator and Communicator browsers. The Company also develops and offers easy-to-deploy, end-to-end E-commerce and enterprise solutions for companies operating in and doing business on the Internet.

Note 2. Summary of Significant Accounting Policies

     Principles  of  Consolidation. The  supplemental   consolidated   financial
statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     Business Combinations. Business combinations which have been accounted for under the purchase method of accounting include the results of operations of the acquired business from the date of acquisition. Net assets of the companies acquired are recorded at their fair value to the Company at the date of acquisition. Amounts allocated to in-process research and development are expensed in the period of acquisition (see Note 9).

     Other business combinations have been accounted for under the pooling-of-interests method of accounting. In such cases, the assets, liabilities and stockholders' equity of the acquired entities were combined with the Company's respective accounts at recorded values. Prior period financial statements have been restated to give effect to the merger unless the effect of the business combination is not material to the financial statements of the Company.

     Revenue Recognition. Subscription services revenues are recognized over the period that services are provided. Other revenues, which consist principally of electronic commerce and advertising revenues, Enterprise sales which include software licenses and services, as well as data network service revenues, are recognized as the services are performed or when the goods are delivered. Deferred revenue consists primarily of prepaid electronic commerce and advertising fees and monthly and annual prepaid subscription fees billed in advance.

     Beginning in fiscal 1998, the Company adopted Statement of Position 97-2 "Software Revenue Recognition" as amended by Statement of Position 98-4. The effect of adoption did not have a material impact on the Company's results of operations. The Company recognizes the revenue allocable to software licenses upon delivery of the software product to the end-user, unless the fee is not fixed or determinable or collectibility is not probable. In software arrangements that include more than one element, the Company allocates the total arrangement fee among each deliverable based on the relative fair value of each of the deliverables determined based on vendor-specific objective evidence.

     Property and Equipment. Property and equipment are depreciated or amortized using the straight-line method over the following estimated useful lives:


           Computer equipment and internal software..   2 to 5 years
           Buildings and related improvements........ 15 to 40 years
           Leasehold improvements....................  4 to 10 years
           Furniture and fixtures....................        5 years


     Subscriber Acquisition. Costs The Company accounts for subscriber acquisition costs pursuant to Statement of Position 93-7, "Reporting on Advertising Costs" ("SOP 93-7"). As a result of the Company's change in accounting estimate (see Note 3), effective October 1, 1996, the Company began expensing all costs of advertising as incurred.

     Prior to October 1, 1996, the Company accounted for the cost of direct response advertising as deferred subscriber acquisition costs to comply with the criteria of SOP 93-7. These costs consist solely of the costs of marketing programs which result in subscriber registrations without further effort required by the Company. Direct response advertising costs, relate directly to subscriber solicitations and principally include the printing, production and shipping of starter kits and the costs of obtaining qualified prospects by various targeted direct marketing programs and from third parties. These subscriber acquisition costs have been incurred for the solicitation of specifically identifiable prospects. The deferred costs were amortized, beginning the month after such costs were incurred, over a period determined by calculating the ratio of current revenues related to direct response advertising versus the total expected revenues related to this advertising, or twenty-four months, whichever was shorter. All other costs related to the acquisition of subscribers, as well as general marketing costs, were expensed as incurred. No indirect costs are included in deferred subscriber acquisition costs.

     On a quarterly basis, management reviewed the estimated future operating results of the Company's subscriber base in order to evaluate the recoverability of deferred subscriber acquisition costs and the related amortization period. Management's assessment of the recoverability and amortization period of deferred subscriber acquisition costs was subject to change based upon actual results and other factors.

     Product Development Costs. The Company's subscription service is comprised of various features which contribute to the overall functionality of the service. The overall functionality of the service is delivered primarily through the Company's four products (the AOL service and the CompuServe service for Windows and Macintosh). The Company capitalizes costs incurred for the production of computer software used in the sale of its services. Capitalized costs include direct labor and related overhead for software produced by the Company and the cost of software purchased from third parties. All costs in the software development process which are classified as research and development are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, such costs are capitalized until the software has completed beta testing and is generally available. To the extent the Company retains the rights to software development funded by third parties, such costs are capitalized in accordance with the Company's normal accounting policies. Amortization, a cost of revenue, is provided on a product-by-product basis, using the greater of the straight-line method or the current year revenue as a percent of total revenue estimates for the related software product, not to exceed five years, commencing the month after the date of product release. Quarterly, the Company reviews and expenses the unamortized cost of any feature identified as being impaired. The Company also reviews recoverability of the total unamortized cost of all features and software products in relation to estimated online service and relevant other revenues and, when necessary, makes an appropriate adjustment to net realizable value.

         Capitalized product development costs consist of the following:

                                      Year ended
                                       June 30,
                                      -----------
         (in millions)                1998  1997
                                      ----- -----
         Balance, beginning of year..  $73   $44
         Costs capitalized...........   51    56
         Costs amortized.............  (36)  (27)
                                      ----- -----
         Balance, end of year........  $88   $73
                                      ===== =====

     The accumulated amortization of product development costs related to the production of computer software totaled $72 million and $43 million at June 30, 1998 and 1997, respectively.

     Based on the Company's product development process related to the Enterprise business, costs incurred between completion of the working model and the point at which the product is ready for general release have been insignificant and have not been capitalized.

     Included in product development costs are research and development costs totaling $182 million, $139 million and $74 million and other product development costs totaling $57 million, $56 million and $36 million in the years ended June 30, 1998, 1997 and 1996, respectively.

     Foreign Currency. Translation and Hedging of Intercompany Balances Assets and liabilities of the Company's wholly-owned foreign subsidiaries are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average rates prevailing during the year. Translation adjustments are included as a component of stockholders' equity. Foreign currency transaction gains and losses, which have been immaterial, are included in results of operations. In June 1998, the Company initiated hedging activities to mitigate the impact on intercompany balances of changes in foreign exchange rates. In general, these foreign currency forward exchange contracts mature in three months or less. The estimated fair value of the contracts is immaterial due to their short-term nature.

     Investments. The Company has various investments, including foreign and domestic joint ventures, that are accounted for under the equity method of accounting. All investments in which the Company has the ability to exercise significant influence over the investee, but less than a controlling voting interest, are accounted for under the equity method of accounting. Under the equity method of accounting, the Company's share of the investee's earnings or loss is included in consolidated operating results. To date, the Company's basis and current commitments in its investments accounted for under the equity method of accounting have been minimal. As a result, these investments have not significantly impacted the Company's results of operations or its financial position.

     All other investments, for which the Company does not have the ability to exercise significant influence or for which there is not a readily determinable market value, are accounted for under the cost method of accounting. Dividends and other distributions of earnings from investees, if any, are included in income when declared. The Company periodically evaluates the carrying value of its investments accounted for under the cost method of accounting and as of June 30, 1998 and 1997, such investments were recorded at the lower of cost or estimated net realizable value.

     Goodwill and Other Intangible Assets. Goodwill and other intangible assets relate to purchase transactions and are amortized on a straight-line basis over periods ranging from 2-10 years. As of June 30, 1998 and 1997, accumulated amortization was $24 million and $12 million, respectively. The Company periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful life of the assigned goodwill or render the goodwill not recoverable. If such circumstances arise, the Company would use an estimate of the undiscounted value of expected future operating cash flows to determine whether the goodwill is recoverable.

     Cash, Cash Equivalents, Investments and Restricted Cash. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company has classified all debt and equity securities as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other income. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis (see Note 8).

     In January 1997, the Securities and Exchange Commission issued new rules requiring disclosure of the Company's accounting policies for derivatives and market risk disclosure. The Company does not have any material derivative financial instruments as of June 30, 1998, and believes that the interest rate risk associated with its borrowings and market risk associated with its available-for-sale securities are not material to the results of operations of the Company. The available-for-sale securities subject the Company's financial position to market rate risk. The Company sells products to customers in diversified industries, primarily in the Americas, which includes Canada and Latin America, Europe and the Asia Pacific region. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral on product sales. The Company maintains reserves to provide for estimated credit losses. Actual credit losses could differ from such estimates.

     Financial Instruments. The carrying amounts for the Company's cash and cash equivalents, trade accounts and other receivables, restricted cash, other assets, trade accounts payable, accrued expenses and liabilities and other liabilities approximate fair value. The fair market value for notes payable (see
Note 13) and investments including available-for-sale securities (see Note 8) is based on quoted market prices where available.

     Barter Transactions. The Company barters advertising for products and services. Such transactions are recorded at the estimated fair value of the products or services received or given. Revenue from barter transactions is recognized when advertising is provided, and services received are charged to expense when used.

     Net Income  (Loss) per Common  Share.  The  Company  calculates  net income
(loss) per share as required by SFAS No. 128, "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with the basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effect of stock options, warrants and convertible securities. Diluted earnings per share are very similar to the previously reported fully diluted earnings per share. Earnings per share amounts have been restated to conform to SFAS No. 128 requirements where appropriate (see Note 7).

     Stock-Based Compensation. During 1997, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans (see Note 17).

     Reclassification. Certain amounts in prior years' supplemental consolidated financial statements have been reclassified to conform to the current year presentation. To conform the classification of bad debt between the Company and Netscape, the Company has reclassified bad debt expense from a net revenue presentation and now reflects this expense as a component of General and Administrative costs in all periods presented.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Recent Pronouncements. In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which requires companies to report by major components and in total, the change in its net assets during the period from non-owner sources. The FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for a company's operating segments and related disclosures about its products, services, geographic areas and major customers. Both Statements are effective for fiscal years beginning after December 15, 1997. Adoption of these standards will not impact the Company's consolidated financial position, results of operations or cash flows, and any effect, while not yet determined by the Company, will be limited to the presentation of its disclosures.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined if it will early adopt and what the effect of SFAS No. 133 will be on the earnings and financial position of the Company.

     SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" was issued in December 1998 and addresses software revenue recognition as it applies to certain multiple-element arrangements. SOP 98-9 also amends SOP 98-4, "Deferral of the Effective Date of a Provision of SOP 97-2", to extend the deferral of application of certain passages of SOP 97-2 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company will comply with the requirements of this SOP as they become effective and this is not expected to have a material effect on the Company's revenues and earnings.

Note 3. Change in Accounting Estimate

     As a result of a change in accounting estimate, the Company recorded a charge of $385 million ($0.46 per share), as of September 30, 1996, representing the balance of deferred subscriber acquisition costs as of that date. The Company previously had deferred the cost of certain marketing activities, to comply with the criteria of Statement of Position 93-7, "Reporting on Advertising Costs", and then amortized those costs over a period determined by calculating the ratio of current revenues related to direct response advertising versus the total expected revenues related to this advertising, or twenty-four months, whichever was shorter. For further information on subscriber acquisition costs, refer to Note 2. The Company's changing business model, which includes flat-rate pricing for its online service, increasingly is expected to reduce its reliance on online service subscriber revenues for the generation of revenues and profits. This changing business model, coupled with a lack of historical experience with flat-rate pricing, created uncertainties regarding the level of expected future economic benefits from online service subscriber revenues. As a result, the Company believed it no longer had an adequate accounting basis to support recognizing deferred subscriber acquisition costs as an asset.

Note 4. Restructuring Charges

     In connection with a restructuring plan adopted in the third quarter of fiscal 1998, the Company recorded a $35 million restructuring charge associated with the restructuring of its AOL Studios brand group. The restructuring included the exiting of certain business activities, the termination of approximately 160 employees and the shutdown of certain subsidiaries and facilities.

     At the end of the second and beginning of the third quarters of fiscal 1998, the Company recorded a $35 million restructuring charge associated with actions aimed at reducing its cost structure, improving its competitiveness, and restoring sustainable profitability mainly related to the Enterprise organization. The restructuring plan resulted from decreased demand for certain Netscape products and the adoption of a new strategic direction. The restructuring included a reduction in the workforce (approximately 400 employees), the closure of certain facilities, the write-off of non-performing operating assets, and third-party royalty payment obligations relating to canceled contracts.

     The following table summarizes the activity in the restructuring accruals during the fiscal year ended June 30, 1998. The balance of the restructuring accrual at June 30, 1998 is included in other accrued expenses and liabilities on the supplemental consolidated balance sheet and is anticipated to be paid in fiscal 1999.


(in millions)
                                                                                    Balance
                                  Restructuring   Non Cash                          June 30,
                                    Charges        Items     Payments   Transfers    1998
                                  -------------   --------   --------   ---------   --------

Termination of third
  party agreements..............       $20            $(6)      $(13)      $-         $1
Severance and related costs.....        23             (2)       (19)      (1)         1
Write-off of impaired assets....        16            (18)        -         2          -
Facilities shutdown costs.......        11             (7)        -        (1)         3
                                  -------------   --------   --------   ---------   --------
Total...........................       $70           $(33)      $(32)     $ -        $ 5
                                  =============   ========   ========   =========   ========

     In connection with a restructuring plan adopted in the second quarter of fiscal 1997, the Company recorded a $49 million restructuring charge associated with the Company's change in business model, the reorganization of the Company into three operating units, the termination of approximately 300 employees and the shutdown of certain operating divisions and subsidiaries. As of September 30, 1997, substantially all of the restructuring activities had been completed and the Company reversed $1 million of the original restructuring accrual.

Note 5. Contract Termination Charge

     In fiscal 1997, the Company recorded a contract termination charge of $24 million, which consisted of unconditional payments associated with terminating certain information provider contracts, which became uneconomic as a result of the Company's introduction of flat-rate pricing in December 1996. Subsequent to the contract terminations, the Company entered into new agreements with these information providers.

Note 6. Settlement Charges

     In fiscal 1998, the Company recorded a net settlement charge of $18 million in connection with the settlement of the Orman v. America Online, Inc., class action lawsuit filed in the U.S. District Court for the Eastern District of Virginia alleging violations of federal securities laws between August 1995 and October 1996. The settlement is subject to final documentation and court approval. At June 30, 1998, the Company had accrued a settlement charge of $35 million in other accrued expenses and liabilities and a receivable of $17 million related to the estimated insurance receipts in other receivables.

     In fiscal 1997, the Company recorded a settlement charge of $24 million in connection with a legal settlement reached with various State Attorneys General and a preliminary legal settlement reached with various class action plaintiffs, to resolve potential claims arising out of the Company's introduction of flat-rate pricing and its representation that it would provide unlimited access to its subscribers. Pursuant to these settlements, the Company agreed to make payments to subscribers, according to their usage of the AOL service, who may have been injured by their reliance on the Company's claim of unlimited access. These payments do not represent refunds of online service revenues, but are rather the compromise and settlement of allegations that the Company's advertising of unlimited access under its flat-rate plan violated consumer protection laws. In fiscal 1998, the Company revised its estimate of the total liability associated with these matters and reversed $1 million of the original settlement accrual.

Note 7. Earnings (Loss) Per Share

     The following table sets forth the computation of basic and diluted earnings (loss) per share for the years ended June 30, 1998, 1997 and 1996:


(in millions except for per share data)                                           1998    1997     1996
                                                                                ------- --------  -----
Numerator for basic and diluted earnings per share - Net income (loss)..........  $(71)  $(485)    $35
                                                                                ======= ========  =====
Denominator
Denominator for basic earnings per share - Weighted average shares..............   923     838     751
Effect of dilutive securities:
Employee stock options..........................................................     -       -     155
Warrants........................................................................     -       -      37
Convertible debt................................................................     -       -       -
Convertible preferred stock.....................................................     -       -       1
                                                                                ------ --------  -----
Dilutive potential common shares................................................     -       -     193
                                                                                ------ --------  -----
Denominator for diluted earnings per share - Adjusted weighted average shares
and assumed conversions..........................................................   923     838     944
                                                                                ======= ======== =====
Basic earnings (loss) per share.................................................$(0.08) $(0.58)  $0.05
                                                                                ======= ======== =====
Diluted earnings (loss) per share...............................................$(0.08) $(0.58)  $0.04
                                                                                ======= ======== =====


Note 8. Cash and Available-for-Sale Investments

     The following table details the Company's available-for-sale investments and their contractual maturities:


(in millions)
                                                                          June 30, 1998
                                                        -----------------------------------------------
                                                                     Gross         Gross
                                                       Amortized   Unrealized   Unrealized   Estimated
                                                          Cost       Gains        Losses     Fair Value
                                                       ---------   ----------   ----------   ----------
Municipal notes and bonds............................     $177        $  -        $  -          $177
Market auction preferred stock.......................       12           -           -            12
Certificates of deposit..............................        7           -           -             7
Equity investments...................................       66         238          (4)          300
                                                       ---------   ----------   ----------   ----------
                                                          $262        $238        $ (4)         $496
                                                       =========   ==========   ==========   ==========

Included in cash and cash equivalents................     $  2        $  -        $  -          $  2
Included in short-term investments...................      146           -           -           146
Included in long-term investments....................      114         238          (4)          348
                                                       ---------   ----------   ----------   ----------
                                                          $262        $238        $ (4)         $496
                                                       =========   ==========   ==========   ==========

Due within one year..................................     $148        $  -        $  -          $148
Due after one year through five years................      114         238          (4)          348
                                                       ---------   ----------   ----------   ----------
                                                          $262        $238        $ (4)         $496
                                                       =========   ==========   ==========   ==========


                                                                          June 30, 1997
                                                        -----------------------------------------------
                                                                     Gross         Gross
                                                       Amortized   Unrealized   Unrealized   Estimated
                                                          Cost       Gains         Losses    Fair Value
                                                       ---------   ----------   ----------   ----------
Municipal notes and bonds............................     $186        $ -         $  -          $186
Market auction preferred stock.......................       33          -            -            33
Certificates of deposit..............................       16          -            -            16
Equity investments...................................       32         32            -            64
                                                       ---------   ----------   ----------   ----------
                                                          $267        $32         $  -          $299
                                                       =========   ==========   ==========   ==========

Included in cash and cash equivalents................     $ 42        $ -         $  -          $ 42
Included in short-term investments...................      112          -            -           112
Included in long-term investments....................      113         32            -           145
                                                       ---------   ----------   ----------   ----------
                                                          $267        $32         $  -          $299
                                                       =========   ==========   ==========   ==========

Due within one year..................................     $154        $ -         $  -          $154
Due after one year through five years................      113         32            -           145
                                                       ---------   ----------   ----------   ----------
                                                          $267        $32         $  -          $299
                                                       =========   ==========   ==========   ==========

Note 9. Business Combinations

Purchase Transactions

Acquisitions of Portola Communications, Inc., DigitalStyle Corporation and Actra Business Systems LLC

     In June 1997, the Company acquired Portola Communications, Inc. ("Portola") and DigitalStyle Corporation ("DigitalStyle"), each a private company. The
Company purchased all of the outstanding capital stock of each of the corporations and assumed all of their outstanding stock options in exchange for an aggregate of approximately 1.8 million shares of the Company's common stock and options. At the time of acquisition by the Company, options previously outstanding for the acquired entities were exchanged for the Company's options with similar terms. The fair value of the Company's options exchanged for outstanding options in the stock of the acquired companies at the time of the acquisitions was included as part of the purchase price of the respective companies. The acquisitions were accounted for as purchase transactions in the accompanying financial statements. The purchase price for Portola approximated $35 million, which primarily consisted of $34 million of stock issued and $1 million of direct acquisition costs. The purchase price for DigitalStyle approximated $26 million, which consisted primarily of $23 million of stock issued and $2 million of direct acquisition costs. The aggregate purchase prices were allocated to the fair value of the assets acquired. At the acquisition date, Portola's primary in process research and development ("IPR&D") projects involved work performed in the area of high-performance messaging systems with an IMAP configuration. DigitalStyle's IPR&D projects primarily involved Web graphics tools and Java-based animation.

     In December 1997, the Company acquired the remaining equity interests of Actra Business Systems LLC ("Actra") in exchange for an aggregate of approximately 1.7 million shares of the Company's common stock and approximately 573,000 options at the time of acquisition by the Company, rights to Actra options previously outstanding were exchanged for the Company's options with similar terms. The fair value of the Company's options exchanged for rights to Actra outstanding options at the time of the acquisition was included as part of the purchase price. The acquisition was accounted for as a purchase transaction. Actra had an aggregate purchase price of approximately $68 million, which primarily consisted of $66 million of stock and stock options issued and $2 million of direct acquisition costs. The aggregate purchase price was allocated to the fair value of the assets acquired. At the acquisition date, Actra's primary IPR&D projects involved the design and delivery of next-generation Internet commerce applications.

     Purchased IPR&D for each of the above acquisitions represents the present value of the estimated after-tax cash flows expected to be generated by the purchased technology, which, at the acquisition dates, had not yet reached technological feasibility. The cash flow projections for revenues were based on estimates of relevant market sizes and growth factors, expected industry trends, the anticipated nature and timing of new product introductions by the Company and its competitors, individual product sales cycles, and the estimated life of each product's underlying technology. Estimated operating expenses and income taxes were deducted from estimated revenue projections to arrive at estimated after-tax cash flows. Projected operating expenses include cost of goods sold, marketing and selling expenses, general and administrative expenses, and research and development, including estimated costs to maintain the products once they have been introduced into the market and are generating revenue. The amortization tax benefit assumes that the estimated technology value will be amortized for tax purposes over a period of 15 years. The rates utilized to discount projected cash flows were 30% to 40% for in-process technologies and 25% for developed technology and were based primarily on venture capital rates of return and the weighted average cost of capital for the Company at the time of each acquisition.

     As of the date of each of the acquisitions, the Company concluded that the in-process technology had no alternative future use after taking into consideration the potential use of the technology in different products, the stage of development and life cycle of each project, resale of the software, and internal use. The value of the purchased IPR&D was expensed at the time of each of the acquisitions.

   Acquisition of CompuServe Online Services Business

     In January 1998, the Company consummated a Purchase and Sale Agreement (the "Purchase and Sale") by and among the Company, ANS Communications, Inc. ("ANS"), a then wholly-owned subsidiary of the Company, and WorldCom, Inc. ("WorldCom") pursuant to which the Company transferred to WorldCom all of the issued and outstanding capital stock of ANS in exchange for the online services business of CompuServe Corporation ("CompuServe"), which was acquired by WorldCom shortly before the consummation of the Purchase and Sale, and $147 million in cash
(excluding $15 million in cash received as part of the CompuServe online services business and after purchase price adjustments made at closing). The transaction was accounted for under the purchase method of accounting and, accordingly, the assets and liabilities were recorded based upon their fair values at the date of acquisition.

     Prior to the sale, ANS was a data communications and network service provider whose primary customer was the Company. The Company sold ANS and its network infrastructure, related equipment and personnel capable of managing the network and simultaneously executed a network services agreement (the "Services Agreement") with WorldCom. The Services Agreement calls for WorldCom to provide network management services and data communications services for a five-year period. WorldCom will utilize the purchased ANS assets to provide such services to the Company. The sale of ANS was an integral part of the Services Agreement.

     The Services Agreement provides the Company with exclusive use during peak usage periods of ANS's portion of the Company's analog dial up network sold with ANS (the "Network") and provides that the title to the modems and related equipment necessary to operate the Network will revert to the Company upon termination or expiration of the Services Agreement. The Company will then pay an amount equal to book value of the modems as set forth on ANS's financial statements and will assume any operating lease arrangements for modems as of such date. The Services Agreement provides the Company with significant continuing involvement and influence over the ANS network assets sold.

     The excess of the cash and the fair value of the CompuServe business received over the book value of ANS amounted to $381 million, which will be amortized on a straight-line basis over the five-year term of the Services Agreement as a reduction of network services expense within cost of revenues. Such amount has been classified as a deferred network services credit on the consolidated balance sheet. During the year ended June 30, 1998, the Company reduced cost of revenues by approximately $32 million due to the amortization of the deferred network services credit.

     In connection with the acquisition of CompuServe, the Company preliminarily recorded approximately $106 million in goodwill and other intangible assets, which are being amortized on a straight-line basis over periods of three to seven years.

     Immediately after the consummation of the Purchase and Sale, the Company's European partner, Bertelsmann AG, paid $75 million to the Company for a 50% interest in a newly created joint venture to operate the CompuServe European online service. Both the Company and Bertelsmann AG invested an additional $25 million in cash in this joint venture. The Company will account for this transaction under the equity method of accounting in accordance with the terms of the securities issued in the joint venture.

     Based on the current level of commitments that the Company has with WorldCom, aggregate modem payments under the Services Agreement will approximate $1.5 billion over the term of the Services Agreement.

   Acquisition of Mirabilis, Ltd.

     In June 1998, the Company purchased the assets, including the developmental ICQ instant communications and chat technology, and assumed certain liabilities of Mirabilis, Ltd. ("Mirabilis") for $287 million in cash. Mirabilis was a development stage enterprise that had generated no revenues. In addition, contingent purchase payments, based on future performance levels, of up to $120 million may be made over three years beginning in the Company's fiscal year 2001. Prior to finalizing the accounting for this acquisition, the Company consulted with the Securities and Exchange Commission ("SEC"). The Company has concluded these discussions and believes that the accounting for this acquisition is in accordance with the SEC's position. The acquisition was accounted for under the purchase method of accounting and, accordingly, the results of operations are included in the financial statements as of the date of acquisition, and the assets and liabilities were recorded based upon their fair values at the date of acquisition.

         The Company has allocated the excess purchase price over the fair value of net tangible assets acquired to the following identifiable intangible assets: goodwill and strategic value, existing technology, base of trial users, ICQ tradename and brand and in-process research and development. As of the acquisition date, technological feasibility of the in-process technology has not been established and the technology has no alternative future use; therefore, the Company has expensed the amount of purchase price allocated to in-process research and development of approximately $60 million as of the date of the acquisition in accordance with generally accepted accounting principles.

     The amount of purchase price allocated to in-process research and development was determined by estimating the stage of development of each in-process research and development project at the date of acquisition, estimating cash flows resulting from the expected revenues generated from such projects, and discounting the net cash flows back to their present value using a discount rate of 25%, which represents a premium to the Company's cost of capital. The estimated revenues assume average compound annual revenue growth rates of 135% during 2000 - 2004. Estimated total revenues from the purchased in-process projects peak in the year 2004 and decline through 2006 as other new products are expected to be introduced. These projections are based on management's estimates of market size and growth, expected trends in technology and the expected timing of new product introductions. The remaining identified intangibles, including goodwill that may result from any future contingent purchase payments, will be amortized on a straight-line basis over lives ranging from 5 to 10 years. If these projects are not successfully developed, the Company may not realize the value assigned to the in-process research and development projects. In addition, the value of the other acquired intangible assets may also become impaired.

     The following unaudited pro forma information has been prepared assuming that the sale of ANS and the acquisitions of Portola, DigitalStyle, Actra, CompuServe and Mirabilis had taken place at the beginning of the respective periods presented. The amount of the aggregate purchase price allocated to in-process research and development for each applicable acquisition has been excluded from the pro forma information as it is a non-recurring item. The pro forma financial information is not necessarily indicative of the combined results that would have occurred had the acquisitions taken place at the beginning of the period, nor is it necessarily indicative of results that may occur in the future.

                                                      Pro Forma
                                                    For the years
                                                   ended June 30,
                                                   ---------------

              (in millions, except per share data)  1998    1997
                                                   ------ --------
                                                     (unaudited)
              Revenue............................. $3,227  $2,517
              Loss from operations................   $(53)  $(482)
              Net Loss............................   $ (8)  $(482)
              Loss per share-diluted.............. $(0.01) $(0.57)
              Loss per share-basic................ $(0.01) $(0.57)

   Other Business Combinations

     In January 1998,  the Company  acquired  Personal  Library  Software,  Inc.
("PLS"), a developer of information indexing and search technologies, in a transaction that was accounted for under the purchase method of accounting. The total purchase price was approximately $15 million, comprised of approximately $9 million in stock and $6 million in assumed liabilities. In connection with this transaction, the Company recorded a charge for acquired in-process research and development of $10 million in the quarter ended March 31, 1998.

     In June 1998, the Company acquired NetChannel, Inc. ("NetChannel") a Web-enhanced television company, in a transaction accounted for under the purchase method of accounting. Total purchase price was approximately $31 million, comprised of $16 million in cash and $15 million in assumed liabilities. In connection with this transaction, the Company recorded a charge of approximately $10 million for acquired in-process research and development in the quarter ended June 30, 1998.

     In August 1996, the Company purchased 100% of the outstanding common stock of the ImagiNation Network, Inc. ("INN"), by issuing approximately 2.9 million shares of its common stock for a total purchase price of approximately $15 million. The acquisition was accounted for under the purchase method of accounting and, accordingly, the assets and liabilities were recorded based upon their fair values at the date of acquisition.

     In September 1995, the Company acquired Ubique, Ltd. ("Ubique"), an Israeli company, in a transaction accounted for under the purchase method of accounting. Approximately 3.1 million shares of the Company's common stock were issued and approximately $2 million was paid in exchange for all the outstanding equity and related rights of Ubique. Additionally, approximately 350,000 shares of the Company's common stock were reserved for outstanding stock options issued by Ubique and assumed by the Company. Approximately $17 million of the aggregate purchase price was allocated to in-process research and development and was charged to the Company's operations at the time of the acquisition.

     The proforma effect of the PLS, NetChannel, INN and Ubique transactions are immaterial for all periods presented.

Pooling Transactions

     In February 1996, the Company completed its merger with Johnson-Grace Company ("Johnson-Grace"), in which Johnson-Grace became a wholly-owned subsidiary of the Company. The Company exchanged approximately 12.9 million shares of common stock for all the outstanding common and preferred stock of Johnson-Grace. Additionally, approximately 580,000 shares of the Company's common stock were reserved for outstanding stock options issued by Johnson-Grace and assumed by the Company. The merger was accounted for under the pooling-of-interests method of accounting and, accordingly, the accompanying supplemental consolidated financial statements were restated to include the accounts and operations of Johnson-Grace for all periods presented prior to the merger. In connection with the merger of the Company and Johnson-Grace, merger expenses of $1 million were recognized during 1996. Johnson-Grace had a fiscal year end of March 31 and, accordingly, the Company's retained earnings were adjusted by $1 million to reflect Johnson-Grace's results of operations for the three months ended June 30, 1995, which were not included in the Company's results of operations. Johnson-Grace's revenues, adjusted for intercompany sales, during the nine months ended March 31, 1996, and the years ended June 30, 1995 and 1994, were minimal. During the nine months ended March 31, 1996, and the year ended June 30, 1995, Johnson-Grace's net loss was $4 million and $2 million, respectively.

     In April 1996, the Company completed its business combination with InSoft, Inc. ("InSoft"), a provider of network-based communications and collaborative multimedia software for the enterprise. The Company exchanged an aggregate of approximately 1.8 million shares of common stock and options for all of the outstanding capital stock and stock options of InSoft, a privately held company. The business combination was treated as a pooling-of-interests for accounting purposes, and, accordingly, the historical financial statements of the Company have been restated as if the transaction occurred at the beginning of the earliest period presented. In connection with the business combination, the Company incurred direct transaction costs of approximately $5 million, which consisted of fees for investment banking, legal and accounting services, and other related expenses incurred in conjunction with the business combination. Intercompany transactions between InSoft and the Company were not material. During the year ended June 30, 1996, InSoft's revenue and net loss was approximately $2 million and $4 million, respectively.

     In April 1996, the Company completed its business combination with Netcode Corporation ("Netcode"), a creator of a Java-based visual interface builder and object toolkit for rapidly developing Java applications. The Company exchanged shares of common stock and options for all of the outstanding capital stock and stock options of Netcode, a privately held company. The business combination was treated as a pooling-of-interests for accounting purposes. As Netcode's historical results of operations were not material in relation to those of the Company, the financial information prior to January 1, 1996 has not been restated to reflect the business combination. In connection with the business combination, the Company incurred direct transaction costs of less that $1 million which consisted of fees for legal and accounting services, and other related expenses incurred in conjunction with the business combination. Intercompany transactions between Netcode and the Company were not material.

     In May 1996, the Company completed its business combination with Paper Software, Inc. ("Paper"), a provider of distributed three-dimensional graphics and maker of WebFX VRML software. The Company exchanged shares of common stock for all of the outstanding capital stock of Paper, a privately held company. The business combination was treated as a pooling-of-interests for accounting purposes. As Paper's historical results of operations were not material in relation to those of the Company, the financial information prior to January 1, 1996 has not been restated to reflect the business combination. In connection with the business combination, the Company incurred direct transaction costs of less than $1 million, which consisted of fees for legal and accounting services, and other related expenses incurred in conjunction with the business combination. Intercompany transactions between Paper and the Company were not material.

     In December 1997, the Company completed its business combination with KIVA Software Corporation ("KIVA"). The Company exchanged approximately 5.4 million shares of common stock, which included approximately 666,000 shares reserved for issuance upon exercise of options granted to KIVA employees, for all of the outstanding capital stock and options of KIVA, a privately held company. The business combination was treated as a pooling-of-interests for accounting purposes, and accordingly the historical financial statements of the Company have been restated as if the transaction occurred at the beginning of the earliest period presented. In connection with the business combination, the Company incurred direct transaction costs of approximately $6 million, which consisted primarily of fees for investment banking, legal and accounting services incurred in conjunction with the business combination. Intercompany transactions between KIVA and the Company were not material. For the year ended June 30, 1997, KIVA's revenues were approximately $5 million and were immaterial for the year ended June 30, 1996. For the years ended June 30, 1997 and 1996, KIVA's net loss was approximately $6 million and $2 million respectively.

     In November 1995, the Company completed its business combination with Collabra Software, Inc. ("Collabra"), a creator of collaborative computing software. The Company exchanged approximately 3.3 million shares of common stock and options for all of the outstanding capital stock and stock options of Collabra, a privately held company. The business combination was treated as a pooling-of-interests for accounting purposes and accordingly, the historical financial statements of the Company have been restated as if the transaction occurred at the beginning of the earliest period presented. In connection with the business combination, the Company incurred direct transaction costs of approximately $2 million, which consisted of fees for investment banking, legal and accounting services, and other related expenses incurred in conjunction with the merger.

Note 10. Segment Information

     Statement of Financial Accounting Standards (SFAS) No. 14, "Financial Reporting for Segments of a Business Enterprise" requires that financial statements of a business enterprise include specified information relating to a reporting entity's operation in different industries, its foreign operations and export sales, and its major customers. SFAS No. 14 described the information to be presented and the formats for presenting such information. It also describes the materiality thresholds for determining the requirement to delineate this information. After evaluating these criteria, the Company determined that there is not a SFAS No. 14 requirement to report segments. However, management believes that the disclosure of certain operating results may be beneficial to the reader. For purposes of this note the Company describes its two major lines of Internet businesses as Interactive Online Services and Enterprise Solutions. The Interactive Online Services business mainly includes the two worldwide Internet services, America Online and CompuServe. It also includes; the Interactive Properties Group, a leading builder of Internet brands across multiple services and platforms including Digital City, Inc., which offers a network of local content and community guides, and ICQ, which provides instant communications and chat technology. Other branded Internet services included in this group are: AOL.COM, the world's most accessed Web Site from home; AOL NetFind, a comprehensive guide to the Internet; AOL Instant Messenger, an instant messaging tool available on both AOL and the Internet and as a result of the merger of Netscape, Netcenter was added to this group. Netcenter includes Netscape's Internet portal and client business that helps companies build, buy, or outsource Internet applications. The Enterprise Solutions business provides a wide range of software products, technical support, consulting and training services. These solutions have historically enabled businesses and users to share information, manage networks, and facilitate electronic commerce.

     A summary of the segment financial information is as follows:

(amounts in millions)
                                                   For the years ended June 30,
                                                   1998          1997         1996
                                              ------------  ------------  ------------
Revenues:
Interactive Online Services.................       $2,724       $1,786        $1,135
Enterprise Solutions........................          365          411           188
                                              ------------  ------------  ------------
    Total revenues..........................        3,089        2,197         1,323

Income (loss) from operations:
Interactive Online Services (1).............       $  411       $ (257)       $  174
Enterprise Solutions........................          (18)          98            39
General & Administrative....................         (323)        (220)         (124)
Other (2)...................................         (186)        (106)          (25)
                                              ------------  ------------  ------------
    Total income (loss) from operations.....       $ (116)      $ (485)       $   64


     (1) Loss from operations for the year ended June 1997 includes $385 million write-off of deferred subscriber acquisition costs.
     (2) Other consists of all special items;  merger,  restructuring,  contract
termination,   acquired  in-process  research  and  development  and  settlement charges.

Note 11. Property and Equipment

     Property and equipment consist of the following:

                                                                    June 30,
                                                                   ---------
                  (in millions)                                    1998 1997
                                                                   ---- ----
                  Land............................................  $24   $4
                  Buildings and related improvements..............   98   38
                  Leasehold and network improvements..............  149   77
                  Furniture and fixtures..........................   42   31
                  Computer equipment and internal software........  340  253
                  Construction in progress........................   36   34
                                                                   ---- ----
                                                                    689  437
                  Less accumulated depreciation and amortization..  186   93
                  Less restructuring-related adjustments..........    1    -
                                                                   ---- ----
                  Net property and equipment...................... $502 $344
                                                                   ==== ====

     The Company's depreciation and amortization expense for the years ended June 30, 1998, 1997 and 1996 totaled $110 million, $46 million and $21 million, respectively.

Note 12. Commitments and Contingencies

     The Company leases facilities and equipment primarily under several long-term operating leases, certain of which have renewal options. Future minimum payments under non-cancelable operating leases with initial terms of one year or more consist of the following:

                  (in millions)
                  Year ending June 30,
                  -------------------- -----
                  1999................  $238
                  2000................   182
                  2001................   104
                  2002................    54
                  2003................    32
                  Thereafter..........   155
                                       -----
                                        $765
                                       =====

     The Company's rental expense under operating leases in the years ended June 30, 1998, 1997 and 1996 totaled approximately $261 million, $154 million and $51 million, respectively.

     The Company has guaranteed monthly usage levels of data and voice communications with some of its network providers and commitments related to the construction of an additional office building. The remaining commitments are $897 million, $886 million, $845 million and $813 million for the years ending June 30, 1999, 2000, 2001 and 2002, respectively. The related expense for the years ended June 30, 1998, 1997 and 1996, was $958 million, $405 million and $278 million, respectively.

     The Company is a party to various litigation matters, investigations and proceedings, including a lawsuit filed on behalf of shareholders against the Company and its chief executive officer and then chief financial officer alleging violations of the federal securities laws. That class action lawsuit was filed in federal court in Alexandria, Virginia against the Company, its officers, outside directors and its auditors in February 1997. In July 1997, the court dismissed the complaint, finding that the allegations of the complaint were not sufficiently specific. The plaintiffs filed an amended complaint in September 1997, this time naming the Company, its chief executive officer and its chief financial officer as defendants. The Company has entered into a preliminary agreement to settle the action, subject to negotiation of final documentation and approval by the court. As part of the settlement, the Company will make $35 million in payments, a substantial portion of which will be covered by insurance. A shareholder derivative suit related to such class action lawsuit has also been filed in Delaware chancery court against certain current and former directors of the Company and remains pending. The Company has entered into a preliminary agreement to settle the shareholder derivative suit, subject to negotiation of final documentation and approval by the Delaware chancery court, on terms that will not have a material adverse effect on the financial condition or results of operations of the Company.

     The Company, one of its subsidiaries and two officers are named in a lawsuit alleging, among other matters, that the Company breached an agreement and has monopolized and attempted to monopolize an alleged market for online games. The Company filed a counterclaim alleging defamation and breach of contract. While the complaint originally sought more than $100 million in damages and requested injunctive relief, the parties have settled the case on terms that will not have a material adverse effect on the financial condition or results of operations of the Company.

     In late May 1998, the Company entered into an Assurance of Voluntary Compliance with representatives of the offices of 44 State Attorneys General regarding the Company's advertising, consumer and marketing practices. The Assurance provides that the Company will provide additional disclosures in its advertising and marketing materials and individualized notice to members of material changes in the member agreement or increases in member fees. The Assurance also requires the Company to make a payment to the states to cover investigative costs and fund future Internet consumer protection and education efforts and contains other terms which will not have a material adverse effect on the financial condition or results of operations of the Company.

     The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company's business, financial condition and operating results. Management believes, however, that the ultimate outcome of all pending litigation should not have a material adverse effect on the Company's financial position and results of operations.

Note 13. Notes Payable

     During September 1997, the Company borrowed approximately $29 million in a refinancing of one of its office buildings. The note is collateralized by the Company's office building and carries interest at a fixed rate of 7.46%. The note amortizes on a straight-line basis over a term of 25 years and if not paid in full at the end of 10 years, the interest rate, from that point forward, is subject to adjustment.

     On November 17, 1997, the Company sold $350 million of 4% Convertible Subordinated Notes due November 15, 2002 (the "Notes"). The Notes are convertible into the Company's common stock at a conversion rate of 76.63752 shares of common stock for each $1,000 principal amount of the Notes (equivalent to a conversion price of $13.04844 per share), subject to adjustment in certain events and at the holders option. Interest on the Notes is payable semiannually on May 15 and November 15 of each year, commencing on May 15, 1998. The Notes may be redeemed at the option of the Company on or after November 14, 2000, in whole or in part, at the redemption prices set forth in the Notes. At June 30, 1998, the fair value of the Notes exceeded the carrying value by $385 million as estimated by using quoted market prices.

     Notes payable at June 30, 1997, totaled $52 million and mainly consists of a two year senior secured revolving credit facility ("Credit Facility"). The Company anticipates using the Credit Facility for the purpose of supporting its continuing growth and network expansion. The interest rate on the Credit Facility is 100 basis points above the London Interbank Offered Rate and interest is paid periodically, but at least quarterly. The Credit Facility is subject to certain financial covenants and is payable in full at the end of the two year term, on July 1, 1999. As of June 30, 1998, there are no outstanding amounts on the Credit Facility.

Note 14. Other Income, Net

     The following table summarizes the components of other income:

                                                     Year ended June 30
                                                     -----------------
     (in millions)                                   1998  1997  1996
                                                     ----- ----- -----
     Interest income................................  $35   $16   $15
     Interest expense...............................  (13)   (2)   (1)
     Allocation of losses to minority shareholders..    6    15     -
     Equity investment losses.......................  (10)  (10)   (1)
     Gain (loss) on investments.....................    7    (9)    1
     Other income (expense).........................    4     -    (9)
                                                     ----- ----- -----
                                                      $29   $10   $ 5
                                                     ===== ===== =====

Note 15. Income Taxes

     The (provision) benefit for income taxes is attributable to:

                                                                           Year Ended June 30,
                                                                           -------------------
(in millions)                                                               1998   1997   1996
                                                                           ------ ------ -----
Income before (provision) benefit for income taxes.....................      $16  $(10)  $(34)
                                                                           ====== ====== =====
Charge in lieu of taxes attributable to the Company's stock option plans..   $ -  $  -   $(32)
                                                                           ====== ====== =====

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:


                                                                        Year Ended June 30,
                                                                        ------------------
 (in millions)                                                          1998   1997   1996
                                                                        ----- ------- ----

 Income (tax) benefit at the federal statutory rate of 35%..........     $29   $167  $(24)
 State income (tax) benefit, net of federal benefit..................     (6)    14    (3)
 Nondeductible charge for purchased research and development...........  (28)    (3)   (6)
 Valuation allowance changes affecting the provision for income taxes.    32    (181)    1
 Other.................................................................  (11)    (7)    (2)
                                                                        ----- ------- ----
                                                                         $16   $(10)  $(34)
                                                                        ===== ======= ====

     As of June 30, 1998, the Company has net operating loss carryforwards of approximately $1,074 million for tax purposes which will be available to offset future taxable income. If not used, these carryforwards will expire between 2001 and 2013. To the extent that net operating loss carryforwards, when realized, relate to stock option deductions, the resulting benefits will be credited to stockholders' equity.

     The Company's income tax provision was computed based on the federal statutory rate and the average state statutory rates, net of the related federal benefit.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                      June 30
                                                   -------------
(in millions)                                       1998   1997
                                                   ------ ------
Short term:
Short term deferred tax assets:
Restructure reserve...............................   $32    $ 8
Deferred revenue..................................    30     11
Accrued expenses and other........................    19     13
Valuation allowance...............................   (38)    (7)
                                                   ------ ------
Total.............................................   $43    $25
                                                   ====== ======
Long term:
Long term deferred tax liabilities:
Capitalized software costs........................   (33)   (24)
Unrealized gain on available-for-sale securities..   (89)    (1)
                                                   ------ ------
Total.............................................  (122)   (25)

Long term deferred tax assets:
Net operating loss carryforwards..................   412    304
Deferred network services credit..................   131      -
Other.............................................     8      -
Valuation allowance...............................  (426)  (275)
                                                   ------ ------
Total.............................................   125     29
                                                   ------ ------
Net long term deferred asset..............          $ 3    $ 4
                                                   ====== ======

     The valuation allowance for deferred tax assets increased by $182 million in fiscal 1998. The increase in this allowance was primarily due to the current year exercise of stock options, which will result in future tax deductions. The related benefit of $321 million is recorded to stockholders' equity as it is realized. This increase was offset by (1) the generation of deferred tax liabilities of approximately $89 million arising from the tax effect of unrealized gains on available-for-sale securities, recorded against stockholders' equity and (2) the utilization of net operating losses relating to book taxable income of approximately $73 million resulting in valuation allowance changes affecting the provision for income taxes.

     The Company has net operating loss carryforwards for tax purposes ("NOLs") and other deferred tax benefits that are available to offset future taxable income. Only a portion of the NOLs is attributable to operating activities. The remainder of the NOLs is attributable to tax deductions related to the exercise of stock options.

     Prior to the third quarter of fiscal 1998, the Company followed the practice of computing its income tax expense using the assumption that current year stock option deductions were used first to offset its financial statement income. NOLs could then offset any excess of financial statement income over current year stock option deductions. Because stock option deductions are not recognized as an expense for financial reporting purposes, the tax benefit of stock option deductions must be credited to additional paid-in capital with an offsetting income tax expense recorded in the income statement.

     The Company changed its accounting for income taxes to recognize the tax benefits from current and prior years' stock option deductions after utilization of NOLs from operations (i.e., NOLs determined without deductions for exercised stock options) to reduce income tax expense. Because stock option deductions would have been utilized for financial accounting purposes in prior years under both accounting methods due to the absence of NOLs from operations, this accounting change had no effect on 1997 and prior years' tax provisions or additional paid-in capital. The effect of this change was to increase net income and diluted earnings per share for the year ended June 30, 1998 by $73 million and $0.08, respectively.

     The Company's deductible temporary differences related to operations and exercised stock options amounted to:

                  June 30,
                -----------
(in millions)    1998  1997
                ----- -----
Operations.....  $663  $712
Stock options..$1,009  $163

     When realization of the deferred tax asset is more likely than not to occur, the benefit related to the deductible temporary differences attributable to operations will be recognized as a reduction of income tax expense. The benefit related to the deductible temporary differences attributable to stock option deductions will be credited to additional paid-in capital.

Note 16. Capital Accounts

     Common  Stock.  At June 30,  1998 and 1997,  the  Company's  $.01 par value common stock authorized was 1,800,000,000 shares with 969,340,398 and 888,039,588 shares issued and outstanding, respectively. At June 30, 1998, 280,599,104 shares were reserved for the exercise of issued and unissued common stock options, a warrant and convertible debt, and 1,351,604 shares were reserved for issuance in connection with the Company's Employee Stock Purchase Plan.

     Preferred Stock. In February 1992, the Company's stockholders approved an amendment and restatement of the certificate of incorporation which authorized the future issuance of 5,000,000 shares of preferred stock, $.01 par value, with rights and preferences to be determined by the Board of Directors.

     During May 1996, the Company sold 1,000 shares of Series B convertible preferred stock ("the Preferred Stock") for approximately $28 million. The Preferred Stock had an aggregate liquidation preference of approximately $28 million and accrued dividends at a rate of 4% per annum. Accrued dividends could be paid in the form of additional shares of Preferred Stock. During May 1998, the Preferred Stock, plus accrued but unpaid dividends, automatically converted into 1,568,000 shares of common stock based on the fair market value of common stock at the time of conversion.

     In August 1995, the Company closed its initial public offering related to its Netscape common stock. At that time, all issued and outstanding shares of Netscape convertible preferred stock were converted into common stock.

     Warrant. In connection with an agreement with one of the Company's communications providers, the Company had an outstanding warrant, exercisable through March 31, 1999, subject to certain performance standards specified in the agreement, to purchase 28,800,000 shares of common stock at a price of $0.4922 per share.

     Shareholder Rights Plan. The Company adopted a new shareholder rights plan on May 12, 1998 (the "New Plan"). The New Plan was implemented by declaring a dividend, distributable to stockholders of record on June 1, 1998, of one preferred share purchase right (a "Right") for each outstanding share of common stock. All rights granted under the Company's former shareholder rights plan adopted in fiscal 1993 were redeemed in conjunction with the implementation of the New Plan and the former plan was terminated. Each Right under the New Plan will initially entitle registered holders of the common stock to purchase one one-thousandth of a share of the Company's new Series A-1 Junior Participating Preferred Stock ("Series A-1 Preferred Stock") at a purchase price of $900 per one one-thousandth of a share of Series A-1 Preferred Stock, subject to adjustment. The Rights will be exercisable only if a person or group (i) acquires 15% or more of the common stock or (ii) announces a tender offer that would result in that person or group acquiring 15% or more of the common stock. Once exercisable, and in some circumstances if certain additional conditions are met, the New Plan allows stockholders (other than the acquirer) to purchase common stock or securities of the acquirer having a then current market value of two times the exercise price of the Right. The Rights are redeemable for $.001 per Right (subject to adjustment) at the option of the Board of Directors. Until a Right is exercised, the holder of the Right, as such, has no rights as a stockholder of the Company. The Rights will expire on May 12, 2008 unless redeemed by the Company prior to that date.

     Stock Splits. In November 1994, April 1995, November 1995, March 1998, November 1998 and February 1999, the Company effected two-for-one splits of the outstanding shares of common stock. Accordingly, all data shown in the accompanying supplemental consolidated financial statements and notes has been retroactively adjusted to reflect the stock splits.

Note 17. Stock Plans

     Options to purchase the Company's common stock under various stock option plans have been granted to employees, directors and consultants of the Company at fair market value at the date of grant. Generally, the options become exercisable over periods ranging from one to four years and expire ten years from the date of grant. In certain of these plans, the Company has repurchase rights upon the individual cessation of employment. Generally, these rights lapse over a 48-month period. In fiscal years 1998 and 1997, the Board of Directors authorized approximately 11 million options to be repriced. The vesting schedules were not materially changed and no employees owning 3% or more of the Company's common stock nor any senior executives participated in the repricing.

     The effect of applying SFAS No. 123 on 1998 and 1997 pro forma net loss as stated below is not necessarily representative of the effects on reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net loss in 1998, 1997 and 1996 would have been approximately $287 million, $625 million and $12 million, or $0.31 per share, $0.75 per share and $0.01 per share, respectively, on a diluted basis. The fair value of the options granted during 1998, 1997 and 1996 are estimated at $5.28 per share, $1.13 per share and $2.05 per share, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, volatility of 65%, a risk-free interest rate of 5.51% for 1998, 5.69% for 1997 and 5.38% for 1996, and an expected life of 0.45 years from date of vesting. A summary of stock option activity is as follows:

                              Number         Weighted-
                                of       average exercise
                              shares           price
                           ------------- ----------------
Balance at June 30, 1995..  287,610,319            $ 1.15
Granted...................   47,363,383            $12.61
Exercised.................  (52,370,259)           $ 0.73
Forfeited.................  (17,275,354)           $ 2.74
                           ------------- ----------------
Balance at June 30, 1996..  265,328,089            $ 2.50
Granted...................   60,068,831            $18.66
Exercised.................  (56,097,082)           $ 1.31
Forfeited.................  (29,113,176)           $11.21
                           ------------- ----------------
Balance at June 30, 1997..  240,186,662            $ 3.31
Granted...................   85,796,199            $14.19
Exercised.................  (74,237,999)           $ 1.57
Forfeited.................  (29,119,539)           $16.72
                           ------------- ----------------
Balance at June 30, 1998..  222,625,323            $ 5.98
                           ============= ================

                              Options outstanding              Options exercisable
                    --------------------------------------- ------------------------
                                     Weighted-
                                      average     Weighted-                Weighted-
                        Number       remaining     average      Number      average
       Range         outstanding    contractual    exercise exercisable as  exercise
 of exercise price  as of 6/30/98 life (in years)   price     of 6/30/98     price
------------------- ------------- --------------- --------- -------------- ---------
$0.01 to $0.95.....    48,067,744             5.6     $0.72     33,338,912     $0.67
$0.96 to $2.40.....    42,330,960             6.7     $1.91     24,393,680     $1.89
$2.41 to $5.35.....    47,610,101             8.0     $3.53     11,097,593     $3.57
$5.50 to $12.25....    51,169,824             9.1     $8.59      3,268,796     $7.06
$12.50 to $27.38...    31,011,766             9.4    $17.45         96,702    $16.88
$27.39 to $75.89...     2,434,928             9.6    $27.51        272,442    $40.11
------------------- ------------- --------------- --------- -------------- ---------
$0.01 to $75.89....   222,625,323             7.7     $5.98   72,468,125     $1.98
                    ============= =============== ========= ============== =========

     Employee Stock Purchase Plan. In May 1992, the Company's Board of Directors adopted an Employee Stock Purchase Plan ("the ESPP"). Under the ESPP, employees of the Company who elect to participate are granted options to purchase common stock at a 15 percent discount from the market value of such stock. The ESPP permits an enrolled employee to make contributions to purchase shares of common stock by having withheld from his or her salary an amount between 1 percent and 10 percent of compensation. The ESPP is administered by the Stock and Option Subcommittee of the Compensation and Management Development Committee of the Board of Directors. The total number of shares of common stock that may be issued pursuant to options granted under the ESPP is 6,400,000. A total of approximately 5 million shares of common stock has been issued under the ESPP.

     In June 1995, the Company adopted an Employee Stock Purchase Plan ("the Netscape ESPP") under Section 423 of the Internal Revenue Code and reserved 1,800,000 shares of common stock for issuance under the plan. In May 1998, the Company's shareholders approved an increase to this reserve of an additional 1,350,000 shares. Additionally, the Company's Board of Directors in 1998 amended the Netscape ESPP to increase the maximum percentage of payroll deductions which any participant may contribute from his or her eligible compensation to 15%; amended the Netscape ESPP from a two-year rolling offering period to a six-month fixed offering period effective with the offering period beginning March 1999; amended the limit to the number of shares any employee may purchase in any purchase period to a maximum of 1,800 shares; and changed the offering dates for each purchase period to March 1 and September 1 of each year. Under this plan, qualified employees are entitled to purchase shares at 85% of fair market value. Approximately 1 million shares of common stock has been issued under the Netscape ESPP.

Note 18. Employee Benefit Plan

     Savings Plans. The Company has two savings plans that qualify as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the plans, participating employees may defer a portion of their pretax earnings. In one plan, the Company matches 50% of each employee's contributions up to a maximum matching contribution of 3% of the employee's earnings and in the other plan, the Company's contributions are discretionary. The Company's contributions to plans were approximately $5 million, $3 million and $1 million in the years ended June 30, 1998, 1997 and 1996, respectively.

Note 19. Subsequent Events

     During July 1998, the Company completed a public offering of common stock. The Company sold 21,560,000 shares of common stock and raised a total of $550 million in new equity. The Company intends to use the proceeds for general operating purposes, including investing in the continued growth of its business and providing greater flexibility to capitalize on the growing number of opportunities available as the industry continues to consolidate.

     On November 9, 1998, the Company completed its merger with PersonaLogic, Inc. ("PersonaLogic"), in which PersonaLogic became a wholly owned subsidiary of the Company. The Company exchanged approximately 1.4 million shares of common stock for all the outstanding common and preferred shares of PersonaLogic. The merger was accounted for under the pooling-of-interests method of accounting and, accordingly, the accompanying financial statements have been restated to include the operations of PersonaLogic for all periods presented. During the year ended June 30, 1998, PersonaLogic's revenues and net loss were approximately $1 million and $4 million, respectively.

     On March 17, 1999, the Company completed its merger with Netscape, in which Netscape became a wholly owned subsidiary of the Company. The Company exchanged approximately 95 million shares of common stock for all the outstanding common shares of Netscape. The merger was accounted for under the pooling-of-interests method of accounting and, accordingly, the accompanying financial statements and footnotes have been restated to include the operations of Netscape for all periods presented. During the quarter ended March 1999, the Company expects to record a charge of approximately $78 million of incurred direct costs primarily related to the merger of Netscape and the Company's reorganization plans to integrate Netscape's operations and build on the strengths of the Netscape brand and capabilities. This charge primarily consists of banker fees, severance and other personnel costs, fees for legal and accounting services, and other expenses directly related to the transaction. The Company also expects to incur in the third quarter approximately $25 million in transition and retention costs, which will be charged to operations as incurred. For the years ended June 30, 1998, 1997 and 1996, Netscape's revenues were approximately $452 million, $461 million and $196 million, respectively. For the years ended June 30, 1998, 1997 and 1996, Netscape's net income (loss) was approximately $(159) million, $14 million and $6 million, respectively.

Note 20. Recent Events (unaudited)

     On September 10, 1998, the Company announced the sale of its subsidiary, Spry, Inc. For financial reporting purposes, the assets and liabilities have been classified in the consolidated balance sheet as a net asset held for sale, which is a component of prepaid expenses and other current assets.

     On October 21, 1998, the Company's stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 600,000,000 to 1,800,000,000. The increase in authorized shares has been reflected in the Supplemental Consolidated Financial Statements as of June 30, 1998.

     On October 27, 1998, the Company announced that its Board of Directors approved a two-for-one common stock split. On the payment date of November 17, 1998, stockholders received one additional share for each share owned on the record date of November 3, 1998. The impact of this stock split has been reflected in the accompanying financial statements.

     In December 1998, the Company completed its merger with AtWeb, Inc. ("AtWeb"), in which AtWeb became a wholly owned subsidiary of the Company. The Company exchanged approximately 2.4 million shares of common stock for all the outstanding capital stock of AtWeb. The merger was accounted for under the pooling-of-interests method of accounting. As AtWeb's historical results of operations were not material in relation to those of the Company, the historical financial information, prior to November 1, 1998, have not been restated to reflect the business combination.

     From January 1999 through March 1999, The Company sold its investments in Excite, Inc for a net gain of approximately $567 million. The Company expects to record this amount as a gain during the quarter ended March 1999.

     On January 27, 1999, the Company announced that its Board of Directors approved a two-for-one common stock split. On the payment date of February 22, 1999, stockholders received one additional share for each share owned on the record date of February 8, 1999. The impact of this stock split is reflected in the accompanying financial statements.

     On February 1, 1999, the Company announced that it would acquire MovieFone, Inc., ("MovieFone") in an all-stock transaction valued at approximately $388 million. The acquisition is expected to be accounted for as a pooling-of-interests and is expected to close in the spring of 1999, subject to various conditions including customary regulatory approvals and approval by MovieFone's shareholders.

     During March 1999, all the exercisable warrants outstanding to one of the Company's communications providers (see Note 16) were exercised.

     During March 1999, the Company completed its business combination with When, Inc. ("When.com"), a company that provides a personalized event directory and calendar services. AOL exchanged shares of its common stock for all of the outstanding capital stock of When.com, a privately held company. The business combination was treated as a pooling-of-interests for accounting purposes. As When.com's historical results of operations were not material in relation to those of AOL, the financial information prior to the quarter ended March 31, 1999 has not been restated to reflect the business combination.

     The Department of Labor ("DOL") is investigating the applicability of the Fair Labor Standards Act to the Company's Community Leader program. The Company believes the Community Leader program reflects industry practices, that the Community Leaders are volunteers, not employees, and that the Company's actions comply with law. The Company is cooperating with the DOL, but is unable to predict the outcome of the DOL's investigation.

Note 21. Quarterly Information (unaudited)

                                                                Quarter Ended
                                             ------------------------------------------------
(Amounts in millions,  except per share data) September 30,  December 31,  March 31, June 30,
                                             -------------  ------------  ---------  --------
Fiscal 1999(1)
Subscription service revenues...............         $723         $786
Advertising, commerce and other revenues....          175          243
Enterprise solution revenues................          101          118
                                             ------------- ------------
Total revenues..............................          999        1,147
Income from operations......................           80          127
Net income ...........................                 79          119
Net income  per share-diluted.........              $0.07        $0.10
Net income  per share-basic...........              $0.08        $0.12


Fiscal 1998(2)(4)
Subscription service revenues...............         $439         $488      $580     $676
Advertising, commerce and other revenues....          106          131       142      162
Enterprise solution revenues................          123          104        35      103
                                             ------------- ------------  ---------  --------
Total revenues..............................          668          723       757      941
Income (loss) from operations......................    25          (52)      (82)      (7)
Net income (loss)...........................           32          (34)      (78)       9
Net income (loss) per share-diluted.........        $0.03       $(0.04)   $(0.08)   $0.01
Net income (loss) per share-basic...........        $0.04       $(0.04)   $(0.08)   $0.01


Fiscal 1997(3)(4)(5)
Subscription service revenues...............         $325         $366      $393     $394
Advertising, commerce and other revenues....           47           66        84      111
Enterprise solution revenues................           94          106       101      110
                                             ------------- ------------ --------- --------
Total revenues..............................          466          538       578      615
Loss from operations........................         (348)        (118)       (1)     (18)
Net income (loss)....................................(346)        (121)        1      (19)
Net income (loss) per share-diluted.................$(.43)      $(0.15)    $0.01   $(0.02)
Net income (loss) per share-basic...................$(.43)      $(0.15)    $0.01   $(0.02)
                                             ============= ============ ========= ========

The special charges referred to below include charges for restructurings, acquired in-process research and development, mergers, settlements, write-off of deferred subscriber acquisition costs and contract terminations.

(1) Net income in the six months ended December 31, 1998 includes special charges of $2 million in the quarter ended December 31, 1998.

(2) Net loss in the fiscal year ended June 30, 1998, includes net charges of $42 million quarter ended December 31, 1997, $58 million in the quarter ended March 31, 1998 and $88 million in the quarter ended June 30, 1998.

(3) Net loss in the fiscal year ended June 30, 1997, includes special charges of $385 million in the quarter ended September 30, 1996, $73 million in the quarter ended December 31, 1996 and $33 million in the quarter ended June 30, 1997.

(4) The sum of per share earnings (loss) does not equal earnings (loss) per share for the year due to equivalent share calculations which are impacted by the Company's losses, fluctuations in the Company's common stock market prices and the timing (weighting) of shares issued.

(5) The Company recorded a benefit of approximately $6 million in cost of revenues in the quarter ended June 30, 1997, resulting from the retroactive application of beneficial rates contained in certain new information provider contracts consummated in that quarter.

                                    SIGNATURE

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 20th day of April, 1999.


                              AMERICA ONLINE, INC.
                              By:/s/ J. MICHAEL KELLY
                                 J. Michael Kelly,
                                 Senior Vice President, Chief Financial Officer, Treasurer, Chief Accounting Officer
                                 and Assistant Secretary

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
America Online, Inc.

     We have audited the accompanying supplemental consolidated balance sheets of America Online, Inc. as of June 30, 1998 and 1997, and the related supplemental consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of America Online, Inc. at June 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

     As discussed in Note 15 to the supplemental consolidated financial statements, in 1998 the Company changed its method of accounting for income taxes.



                                                 /s/ ERNST & YOUNG LLP

Vienna, Virginia
September 25, 1998,
except for the second paragraph of Note 19, as to which the date is February 15, 1999 and for the third paragraph of Note 19, as to which the date is April 15, 1999